UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

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MEREDITH CORPORATION

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Table of Contents

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 3, 2010
____________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of holders of common stock and class B common stock of Meredith Corporation (hereinafter called the “Company”) will be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023 on Wednesday, November 3, 2010 at 10:00 a.m., local time, for the following purposes:

1.	To elect four Class III directors for terms expiring in 2013;
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2011;
3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only holders of record of the Company’s common stock and class B common stock at the close of business on September 20, 2010 are entitled to notice of and to vote at the meeting or at any adjournment or postponement thereof.

By Order of the Board of Directors,

JOHN S. ZIESER Chief Development Officer General Counsel

Des Moines, Iowa

September 24, 2010

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

____________________

PROXY STATEMENT

Annual Meeting of Shareholders
November 3, 2010
____________________

ABOUT THE 2010 ANNUAL MEETING

This Proxy Statement, along with the Company’s Annual Report to Shareholders, is being sent to shareholders on or about September 24, 2010 in connection with the solicitation of proxies by the Board of Directors of Meredith Corporation (“Meredith” or the “Company”). The proxies are to be used in voting at the Annual Meeting of holders of common stock and class B common stock of the Company to be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023 on Wednesday, November 3, 2010 at 10:00 a.m., local time, and at any adjournment or postponement thereof.

VOTING PROCEDURES

Who Is Entitled to Vote?

Only shareholders of record at the close of business on September 20, 2010 (the “record date”), will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. On the record date, there were issued and outstanding 36,482,180 shares of common stock, each entitled to one vote at the Annual Meeting of the Company. On the record date, there were issued and outstanding 9,050,144 shares of class B common stock, each entitled to ten votes at the Annual Meeting of the Company, for a total of 126,983,620 votes.

How Can I Vote?

You can vote either in person at the Annual Meeting or by proxy without attending the meeting. We are pleased to be taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their shareholders over the Internet. On September 24, 2010 we mailed to shareholders of record on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2010 Annual Report to Shareholders online. If you received a Notice by mail you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by e-mail. The Notice also contains instructions for voting online.

If you are a holder of record and have requested and received a paper copy of our proxy materials, you may also vote by following the instructions on the proxy card that is included with the proxy materials. As set forth on the proxy card, there are three convenient methods for holders of record to direct their vote by proxy without attending the Annual Meeting:

1.     Vote by Mail: You may vote by marking the proxy card, dating and signing it, and returning it in the postage-paid envelope provided. Please mail your proxy card promptly to ensure that it is received prior to the closing of the polls at the Annual Meeting.

2.     Vote by Internet: You may also vote via the Internet. The web site address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until noon of the day prior to the Annual Meeting. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card. If you vote via the Internet, you may incur costs such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

3.     Vote by Telephone: You may also vote by telephone by calling the toll-free number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until noon of the day prior to the Annual Meeting. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

If your shares are held in the name of your bank, broker or other nominee, please contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.

Please refer to the Notice or the proxy card for more information about the voting methods available to you.

How Can I Change My Vote?

Registered shareholders can revoke their proxy at any time before it is voted at the Annual Meeting by either:

1.     Delivering timely written notice of revocation to the Secretary of the Company, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023;

2.     Submitting another timely, later-dated proxy using the same voting method you used to vote your shares; or

3.     Attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy executed in your favor from the holder of record (that is, your bank, broker or nominee) to be able to vote at the Annual Meeting.

How Many Votes Must Be Present to Conduct Business at the Annual Meeting?

In order for business to be conducted, a quorum must be represented either in person or by proxy at the Annual Meeting. The presence in person or by proxy of a majority of the voting power of the outstanding shares eligible to vote at the Annual Meeting constitutes a quorum. Shares represented by a proxy marked “Withhold” or “Abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How Many Votes Am I Entitled to Cast?

You are entitled to cast one vote for each share of common stock you own on the record date. You are entitled to cast ten votes for each share of class B common stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors.

How Many Votes Are Required to Elect Directors?

Directors are elected by a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Only votes cast “For” a nominee will be counted. An instruction to “Withhold” authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote against the nominees. Abstentions and broker non-votes will have no effect on the director election since only votes “For” a nominee will be counted.

How Many Votes Are Required to Ratify the Appointment of KPMG LLP (“KPMG”) as Meredith’s Independent Registered Public Accounting Firm?

The affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on this proposal.

How Many Votes Are Required to Approve Other Matters?

Unless otherwise required by law or the Company’s Bylaws, the affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote will be required for other matters that may properly come before the meeting.

For matters requiring majority approval, abstentions will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on such a proposal.

Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). The ratification of the appointment of KPMG is a “discretionary” item. The election of directors is a “non-discretionary” item.

Who Represents My Proxy at the Annual Meeting?

If you do not vote in person at the Annual Meeting but have voted your shares over the Internet, by telephone or by signing and returning a proxy card, you have authorized certain members of Meredith’s Board of Directors as designated by the Board to represent you and to vote your shares as instructed.

What if I Return a Proxy Card But Do Not Provide Specific Voting Instructions for Some or All of the Items?

All shares that have been properly voted – whether by Internet, telephone or mail – will be voted at the Annual Meeting in accordance with your instructions unless such vote has been revoked. If you sign a proxy card but do not give voting instructions, the votes represented by the proxy will be voted as recommended by the Board of Directors and in the discretion of the persons named as proxies upon such matters not presently known or determined that may properly come before the meeting. The Board of Directors recommends a vote “For” the election of the director nominees and “For” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2011.

What if Other Matters Are Voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies will have the discretion to vote on those matters for you. At the date of filing this Proxy Statement with the SEC, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.

How Do I Vote if I Participate in the Company’s Employee Stock Purchase Plan (“ESPP”) and/or Savings and Investment Plan?

If you are a participant in the Company’s ESPP and/or the Meredith Savings and Investment Plan (the “401(k) Plan”), you have the right to give instructions to the respective plan administrator as to the voting of the shares of stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. In this regard, please indicate your voting choices by voting online using the instructions on the Notice that has been sent to you or by voting using the methods as described on the proxy card if you have requested hard copies of the proxy materials. If you hold shares in the 401(k) Plan and do not vote your shares, those shares will be voted by the plan administrator in the same percentage as the shares held in the 401(k) Plan for which directions are received. If you hold shares in the ESPP and do not vote your shares, those shares will be voted by the plan administrator on “discretionary” matters but will not be voted on “non-discretionary” matters.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on November 3, 2010:

This Proxy Statement and the 2010 Annual Report are available at http://www.idelivercommunications.com/proxy/mdp. These documents are also posted on our web site at www.meredith.com. Directions to the Annual Meeting are available on our web site at www.meredith.com/meredith_corporate/findus.html.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide that the Board of Directors shall consist of not fewer than three nor more than fifteen persons, as may be provided by the Bylaws, to be divided into three classes, each class to consist, as nearly as may be possible, of one-third of the total number of directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. The last resolution passed on November 4, 2009 provided for ten directors.

Due to the resignation of William T. Kerr on March 5, 2010 the Board currently has only nine directors. The Nominating/Governance Committee may consider recommending a reduction in the size of the Board to less than ten directors at a later time. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

Listed below are the four persons who have been nominated as Class III directors to serve three-year terms to expire in 2013. All of the Class III nominees are currently serving as directors of the Company and were previously elected by the shareholders. Should any of the nominees become unable to serve prior to the upcoming Annual Meeting, an event that is not anticipated by the Company, the proxies, except those from shareholders who have given instructions to withhold voting for the following nominees, will be voted for such other person or persons as the Nominating/Governance Committee may nominate. Certain information concerning each of the nominees standing for election and each of the continuing directors is set forth below.

Nominees for Election as Class III Directors – Terms to Expire in 2013

Mary Sue Coleman

President, University of Michigan

Dr. Coleman, 66, has been a member of the Meredith Corporation Board of Directors since 1997 and is a member of the Audit and Finance Committees. Dr. Coleman assumed responsibility as the President of University of Michigan with its 53,000 students in August 2002. She holds academic appointments as Professor of Chemistry in the College of Literature, Sciences and the Arts and Professor of Chemistry in the College of Medicine. Dr. Coleman is a member of the Board of Directors for Johnson & Johnson. Dr. Coleman’s service as President of one of the nation’s largest and most prestigious public universities allows her to bring to the Board a unique point of view regarding organizational management.

D. Mell Meredith Frazier

Vice Chairman of Meredith Corporation

Ms. Frazier, 54, has been a member of the Meredith Corporation Board of Directors since 2000 and was elected Vice Chairman in 2010. She is Chairman of the Nominating/Governance Committee and a member of the Compensation Committee. She is also the Chairman of the Board of the Meredith Corporation Foundation. Ms. Frazier began her career at Meredith Corporation in 1976 and held various positions throughout the Company, including editorial, financial, marketing and production positions in publishing; acquisition and financial analysis in broadcasting and various corporate staff positions through 2003. As a fourth-generation member of the Meredith family, she brings a deep appreciation of the values and societal roles of the Company throughout its history. In addition, her previous service as an employee in various positions throughout the Company allows her to share a distinct perspective with the Board.

Joel W. Johnson

Vice Chairman, The Hormel Foundation

Mr. Johnson, 67, has been a member of the Meredith Corporation Board of Directors since 1994. He serves as Chairman of the Finance Committee and is a member of the Nominating/Governance Committee. Johnson retired as Chairman of the Board of Hormel Foods Corporation in December 2006, and currently serves as Vice Chairman of The Hormel Foundation. Johnson serves on the boards of The Hormel Foundation, U.S. Bancorp and Ecolab, Inc. Mr. Johnson’s tenure as Chairman and CEO of Hormel Foods, a public company with global operations, provides him with directly relevant operating experience. His role on the boards of Hormel, Ecolab, Inc. and U.S. Bancorp have provided him with significant public company board experience.

Stephen M. Lacy

Chairman and CEO of Meredith Corporation

Mr. Lacy, 56, is Chairman of the Board and Chief Executive Officer of Meredith Corporation. He was elected to his current position on February 1, 2010. Lacy  joined Meredith in 1998 as Vice President and Chief Financial Officer. He was promoted to President of the National Media Group in 2000, elected to the Board and named President and Chief Operating Officer in 2004 and elected President and CEO in 2006. Mr. Lacy’s intimate knowledge of our Company, gained through twelve years of service in critical executive positions within the Company and including six years as President, enables him to provide important insights regarding our operations, including finance, marketing, strategic planning and management.

Directors Continuing in Office as Class II Directors – Terms to Expire in 2012

James R. Craigie

Chairman and CEO of Church & Dwight, Inc.

Mr. Craigie, 56, has been a member of the Board of Directors for Meredith Corporation since 2006. He is a member of the Audit Committee and the Finance Committee. He is the Chairman and Chief Executive Officer of Church & Dwight Co., Inc. (a developer and marketer of consumer and specialty products), a position he has held since 2007. He served as Chief Executive Officer of Church & Dwight from 2004 to 2007. He currently serves on the board of the Grocery Manufacturers Association, an industry council consisting of chief executive officers from leading consumer packaged goods companies. Mr. Craigie’s experience as Chairman and CEO at Church & Dwight and his leadership in connection with several acquisitions and dispositions during his tenure enables him to analyze business combination and disposition opportunities and to provide valuable insights regarding finance, marketing and strategic planning to the Board.

Frederick B. Henry

President, The Bohen Foundation

Mr. Henry, 64, has been a member of the Meredith Corporation Board of Directors since 1969. He is currently the Chairman of the Compensation Committee and a member of the Nominating/Governance Committee. Henry has been President of The Bohen Foundation, a private charitable foundation that supports the arts, since 1985. Mr. Henry is a fourth-generation member of the Meredith family and brings a deep appreciation of the values and societal contributions of the Company throughout its history to the Board. During his tenure as a director he has served on every standing committee of the Board and brings a unique understanding of each committee’s work to the Board as a whole.

Directors Continuing in Office as Class I Directors – Terms to Expire in 2011

Alfred H. Drewes	Former Senior Vice President and Chief Financial Officer, The Pepsi Bottling Group, Inc.

Mr. Drewes, 55, has been a member of the Meredith Corporation Board of Directors since 2007 and is a member of the Audit Committee and the Finance Committee. He is the former Senior Vice President and Chief Financial Officer of The Pepsi Bottling Group, Inc. He served in that position from 2001 to March 2010 when the sale and merger of the company into PepsiCo, Inc. was completed. His experience as a Chief Financial Officer of a public company makes him a valued member of the Board of Directors as well as the Audit and Finance Committees.

Philip A. Marineau	Partner, LNK Partners

Mr. Marineau, 63, has been a member of the Meredith Corporation Board of Directors since 1998 and currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee. In October 2008 he became a partner at LNK Partners, a private equity firm based in White Plains, NY. He retired from Levi Strauss & Co. in November 2006, where he served as President and Chief Executive Officer from September 1999. His prior service includes a term as an executive officer at PepsiCo, Dean Foods Company, and Quaker Oats Co. Mr. Marineau has an extensive record of achievement in consumer products marketing and management. He is currently Chairman of the Board of Shutterfly, Inc., a position he has held since February 2007. Mr. Marineau’s consumer products and marketing experience provides important insight and guidance to our management team and Board of Directors and is instrumental to the development of our overall business strategy.

Elizabeth E. Tallett	Principal, Hunter Partners, LLC

Ms. Tallett, 61, has been a member of the Meredith Corporation Board of Directors since 2008 and serves on the Compensation Committee and the Nominating/ Governance Committee. Since 2002 she has been Principal at Hunter Partners, LLC, a firm which provides management services to life science businesses, including early to mid-stage pharmaceutical, biotech and medical device companies. In addition to serving on the Meredith Corporation Board of Directors, Ms. Tallett serves on the board of The Principal Financial Group, Inc.; Coventry Health Care, Inc.; and IntegraMed America, Inc. During the past five years, she was also a director at the following public companies: Immunicon, Inc.; Varian, Inc.; and Varian Semiconductor Equipment Associates, Inc. In addition to her leadership and financial management in pharmaceutical and biotechnology firms, she has executive-level experience in multinational companies, international operations, economics, strategic planning, marketing, product development and acquisitions and mergers.

Involvement in Certain Proceedings

Mr. James R. Craigie was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. from December 1998 through September 2003. Mr. Craigie was recruited by Kohlberg Kravis Roberts & Co. to assist in the turnaround of this financially troubled athletic equipment manufacturer and marketer. In April 2003, Spalding Sports Worldwide sold its Etonic shoe and glove business to a private investment entity and its non-golf sporting goods assets to Russell Corp. and changed its name to Top-Flite Golf Co. (“Top-Flite”). In June 2003, Top-Flite filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware, and the court administered an auction process which resulted in the sale of Top-Flite’s assets to Callaway Golf Company in September 2003.

Mr. Joseph H. Ceryanec, our Vice President-Chief Financial Officer, was named Acting Chief Financial Officer of McLeodUSA in September 2005 when both the Chief Executive Officer and the Chief Financial Officer left the company. In October 2005, McLeodUSA filed a prepackaged petition for bankruptcy. McLeodUSA emerged from bankruptcy in January 2006. Mr. Ceryanec was named Chief Financial Officer at McLeodUSA in February 2006 and served in that position through early 2008.

CORPORATE GOVERNANCE

Our Company was founded upon service to our customers and we are committed to building value for our shareholders. Our products and services continue to distinguish themselves on the basis of quality, customer service and value that can be trusted. Consistent with these principles, Meredith strives to uphold the highest standards of ethical conduct, to be a leader in corporate governance, to report results with accuracy and transparency and to maintain full compliance with the laws, rules and regulations that govern Meredith’s businesses.

Board Leadership Structure

The Company’s businesses are overseen by the Board of Directors which currently has nine members. There is one member of management on the Board and the remaining eight directors are independent directors. The Board has four standing committees, namely Audit, Compensation, Nominating/Governance and Finance, all of which have only independent directors. Each Committee has its own charter and the Chair of each Committee reports to the Board at each regular meeting.

The Board of Directors has no specific policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on a periodic basis. Each year the Nominating/Governance Committee recommends its nominees for each standing committee, the Chairman of the Board and the Chair for each Committee. Our current Board leadership structure combines these roles, with Mr. Lacy acting as Chairman and Chief Executive Officer. In addition, the Board elected Ms. Frazier, an independent director under the New York Stock Exchange rules, to serve as Vice Chairman and as Chairman of the Nominating/Governance Committee. Ms. Frazier presides at the executive sessions of non-management directors and executive sessions of independent directors.

Mr. Lacy has primary responsibility for managing the Company’s businesses, designing, developing and establishing strategic plans, and providing leadership to the management team, all subject to the Board’s direction and review. As Chairman of the Board, Mr. Lacy is the key link between the Board and other members of management, as well as between the Board and the Company’s shareholders. Because of his day-to-day knowledge of the Company’s operations and challenges in his role as CEO, he is well-suited to provide leadership to the Board and guide its deliberations and activities. As Vice Chairman, Ms. Frazier works closely with the Chairman to ensure that the Board’s procedures, processes and communications reflect sound corporate governance. She chairs executive sessions of the independent, non-management directors and counsels collectively and individually with the members of the Board to utilize their individual capabilities to the Board’s best advantage. She collaborates with the Chairman to organize and establish the Board agenda, works to ensure there is sufficient time for discussion of agenda items, and oversees the circulation of timely and relevant information to directors. The Board of Directors believes at this time this leadership structure enhances Board effectiveness in performing its oversight role and furthers the policies and procedures of the Board.

Board’s Role in Risk Oversight

Risk is an integral part of the Board and committee deliberations throughout the year. The Board is responsible for and oversees the Company’s risk management process through regular discussion of the Company’s risks with management both during and outside of regularly scheduled Board meetings. The Board considers, as appropriate, risks among other factors in reviewing the Company’s strategy, business plan, budgets and major transactions. Each of the Board’s committees assists the Board in overseeing the management of the Company’s risks within the areas delegated to the committee. The Company uses an enterprise risk management framework to ensure that key risk areas are identified and that oversight responsibility is assigned to the appropriate Board committee and management. Each committee has a charter which lists that committee’s designated areas of responsibility for specific risk areas that might impact the

Company. Board committees make regular reports addressing risk oversight to the Board at its meetings. The full Board also receives periodic information about the Company’s risk areas and initiatives for addressing those risks. In addition, future risks are anticipated and discussed as part of the strategic planning process.

At least quarterly, the Audit Committee discusses with management, corporate counsel, the Company’s director of internal audit and the Company’s independent external auditor: (a) current business trends affecting the Company that may impact risk; (b) litigation and ethics compliance matters; (c) the risk exposures facing the Company; (d) the steps management has taken to monitor and control such risk factors (including a subcertification program in which senior and middle managers attest to review and approval of financial disclosures with respect to which they have some responsibility) and (e) the adequacy of internal controls that could materially affect the Company’s financial statements. As part of this process, the Company’s director of internal audit interviews key executives regarding business strategies and areas of risk faced by the Company and its business segments. The Chair of the Audit Committee reports to the Board at each meeting concerning its risk oversight activities.

The Compensation Committee oversees risks related to the Company’s compensation programs and policies and reviews management’s periodic reports on such risks. In 2010, the Compensation Committee engaged Towers Watson & Co. (hereinafter, “Towers Watson”), to work with the Company’s director of internal audit as well as the Company’s human resources and legal departments, to develop a framework to assess the specific risks associated with the Company’s compensation programs. The framework was designed to evaluate the key elements of the Company’s compensation programs to determine whether such programs could reasonably be expected to have or create a material adverse effect on the Company. As part of this framework, the Company’s pay philosophy, incentive plan designs, performance metrics and pay plan governance process were considered. Based on the results of the assessment, management and the Compensation Committee, with the assistance of Towers Watson and the Company’s internal audit and legal advisors, and in collaboration with the Audit Committee, concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Corporate Governance Guidelines

The Board of Directors has adopted the Company’s Corporate Governance Guidelines (“Guidelines”), charters for each of the Board committees, Code of Business Conduct and Ethics, and Code of Ethics for Chief Executive Officer and Senior Financial Officers. These documents are posted on the Corporate Governance section of the Meredith web site, www.meredith.com, and are available upon written request to the Secretary of the Company, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Director Independence

Because certain members of the Meredith family, acting as a group, control more than 50% of the voting power of Meredith Corporation, the Company is a “Controlled Company” and need not comply with the requirements for a majority of independent directors or for independent compensation and nominating/corporate governance committees. Our Board of Directors has, nevertheless, determined to comply in all respects with the New York Stock Exchange (“NYSE”) rules. The Board currently does not have any categorical standards to assist it in determining the independence of its members other than those expressly set forth in the NYSE rules.

For purposes of the NYSE listing standards, the Board of Directors has determined that each of the following directors and/or nominees has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, accordingly, is independent:

Mary Sue Coleman	Frederick B. Henry
James R. Craigie	Joel W. Johnson
Alfred H. Drewes	Philip A. Marineau
D. Mell Meredith Frazier	Elizabeth E. Tallett

Nominations for Directors

Director nominees are selected by the Nominating/Governance Committee in accordance with the policies and principles of its charter and the Guidelines. The committee considers independence, diversity, age, skills and experience in the context of the needs of the Board. The committee will consider shareholder recommendations for directors that comply with the requirements set forth in the section entitled “SUBMITTING SHAREHOLDER PROPOSALS” which appears later in this Proxy Statement. For additional information, please see “Committees of the Board” which appears later in this Proxy Statement.

Executive Sessions of Non-Management Directors

Non-management directors meet in executive session at least quarterly. The Chair of the Nominating/Governance Committee presides at these executive sessions.

Communications with the Board

Interested parties and shareholders who wish to communicate with the Board and/or the non-management directors should address their communication to: Board of Directors, Meredith Corporation, c/o Office of the General Counsel, 1716 Locust Street, Des Moines, Iowa 50309-3023. Mail addressed in this manner will be forwarded to the Chairman of the Board. Shareholders may also deliver such communication by telephone at 1-866-457-7445, or at https://www.integrity-helpline.com/meredith.jsp.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

The Board has a majority of directors who meet the criteria for independence established by the NYSE. The responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders. Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

During fiscal 2010, the Board had four regularly scheduled meetings, as did the Audit, Compensation, Finance and Nominating/Governance Committees. In addition, the Audit Committee had five special meetings, the Compensation Committee and the Nominating/Governance Committees each had three special meetings, and the Finance Committee had one special meeting. All directors attended more than 75% of the meetings of the full Board and the respective committees on which they served during fiscal 2010.

The Company policy is that all directors are expected to attend the Annual Meeting of Shareholders. Eleven of twelve directors attended the November 4, 2009 Annual Meeting of Shareholders.

Director Stock Ownership

All directors are expected to own stock in the Company. Ownership of $100,000 in our stock has been considered an appropriate amount for each director to accumulate over a reasonable period of time. Restricted stock and common stock equivalents (“CSEs”) count toward the required ownership but stock options do not. All but one of our current directors have met or exceeded the ownership requirement. In conjunction with changes in the director compensation program for fiscal 2011, the Board also approved an increase in the stock ownership requirements for directors. For more details, please see “Components of Director Compensation” on page 35 of this Proxy Statement. For additional information on stock ownership by our officers and directors, please see the section entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” in this Proxy Statement.

Committees of the Board

The Guidelines require the Board to have a Nominating/Governance Committee, an Audit Committee and a Compensation Committee and further provide that the Board may establish additional committees as necessary or appropriate. The Board has also established a Finance Committee. Each committee has its own charter setting forth the qualifications for membership on the committee and the purposes, goals and responsibilities of the committee. Each of these committees has the power to hire independent legal, financial or other advisors as it deems necessary, without consulting or obtaining the approval of any officer of the Company in advance. The charter for each committee is available on the Company’s web site at www.meredith.com by first clicking on “Meredith Corporate,” then on “Corp Governance,” then on “Board Committees,” and finally clicking on the committee name. The charter of each committee is also available in print to any shareholder who requests it. The table below shows the current membership for each of the standing Board committees:

Audit Committee	Compensation Committee	Finance Committee	Nominating/ Governance Committee
Mary Sue Coleman James R. Craigie Alfred H. Drewes Philip A. Marineau*	D. Mell Meredith Frazier Frederick B. Henry* Philip A. Marineau Elizabeth E. Tallett	Mary Sue Coleman James R. Craigie Alfred H. Drewes Joel W. Johnson*	D. Mell Meredith Frazier* Frederick B. Henry Joel W. Johnson Elizabeth E. Tallett

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*Committee Chair

1.     Audit Committee. The committee is composed entirely of non-employee directors, each of whom meets the “independence” requirements of the NYSE listing standards, as well as the Sarbanes-Oxley Act of 2002. Pursuant to our Audit Committee Charter, each member of the committee in addition to meeting the “independence” requirement, must be “financially literate” as contemplated under NYSE rules. Furthermore, the Board of Directors has determined that Messrs. Craigie, Drewes and Marineau each meet the requirements to be named “audit committee financial experts” as the term has been defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

The committee assists the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance. It is directly responsible for the appointment, compensation and oversight of the Company’s independent auditor, also referred to as “independent registered public accounting firm” and has the “sole authority to appoint or replace the independent auditor.” In addition, the committee maintains through regularly scheduled meetings, open lines of communication between the Board of Directors and the Company’s financial management, internal auditors and independent registered public accounting firm.

2.     Nominating/Governance Committee.  Pursuant to the committee’s charter, all members of this committee are non-employee directors who meet the “independence” requirements of the NYSE listing standards. The committee’s purpose is to:

A.    Assist the Board by identifying individuals qualified to become Board members and recommend to the Board the director nominees for the next Annual Meeting of Shareholders;

B.    Recommend to the Board the Corporate Governance Guidelines applicable to the Company;

C.    Lead the Board in its annual review of the Board’s performance;

D.    Recommend to the Board any changes in non-employee director compensation and

E.    Recommend to the Board director nominees for each committee.

Nominees for directorship may be recommended by members of the Board, shareholders or other parties. The Nominating/Governance Committee has from time to time retained an executive recruiting firm whose function is to bring specific director candidates to the attention of the committee. Current directors are contacted at the end of their terms concerning their willingness and intent to continue as a director. All nominees are considered in accordance with the policies and principles in the Nominating/Governance Committee Charter. The committee is responsible for reviewing with the Board the requisite skills and characteristics of director nominees. It assesses nominees’ qualifications for independence as well as other considerations. The committee’s first priority is to seek the most qualified and experienced candidates possible. A person considered for nomination to the Board must be a person of high integrity and ethics. While the committee does not have a formal diversity policy, it seeks to ensure that the Board maintains an appropriate mix of experience, characteristics, skills and background to provide the Board and the Company with sound and effective input and guidance. In addition, while the committee has not adopted a policy with respect to nominations made by shareholders, it will consider nominations that are submitted in accordance with the Company’s Bylaws. For additional information on submitting a nomination for a director, please see “SUBMITTING SHAREHOLDER PROPOSALS” later in this Proxy Statement.

3.     Finance Committee.  The committee advises the Board with respect to corporate financial policies and procedures, dividend policy, specific corporate financing and capital plans, and annual operating and capital budgets. It also provides financial advice and counsel to management, reviews and makes recommendations to the Board of Directors concerning acquisitions and dispositions, appoints depositories of corporate funds and specifies conditions of deposit and withdrawal, and approves corporate investment portfolios and capital expenditure requests by management within the limits established by the Board. In addition, the committee reviews pension plan performance and approves plan documents.

4.     Compensation Committee. Pursuant to the committee’s charter, all members of this committee are non-employee directors who meet the “independence” requirements of the NYSE listing standards. The committee has overall responsibility for evaluation and approval of officer compensation plans, policies and programs. The committee reviews and approves corporate officers’ salaries, approves, prior to adoption, any officer or management incentive, bonus or stock plans or agreements and administers such plans as required.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors. No executive officer of the Company serves on the Board of Directors or Compensation Committee of any other company for which any directors of Meredith served as an executive officer at any time during fiscal 2010.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers, collectively the Named Executive Officers (“NEOs”) for fiscal 2010. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

The Compensation Committee reviews and approves the compensation of our officers and acts pursuant to a charter that has been approved by the Board of Directors. The committee also administers various stock and other compensation-related plans provided for the benefit of our officers and other key managers.

Executive Summary

Our compensation program is designed to focus our NEOs on key business objectives and is tied to the financial performance of the Company. As described in more detail below, the committee made pay decisions based on Company performance for fiscal 2010. Our compensation philosophy and objectives provide the framework within which compensation programs and decisions are made. Overall, during fiscal year 2010 we reported solid earnings results despite a continued challenging economic environment. Our performance was particularly strong in the second half of fiscal 2010 as all major businesses delivered revenue growth over the prior year. Additionally, we effectively managed capital expenses, significantly reduced long-term debt and froze salaries at fiscal 2009 levels (except for increases pursuant to contractual obligations). As a result, our incentive compensation plans for fiscal year 2010 are paying out near the maximum of the performance range for all NEOs.

Compensation Philosophy and Objectives

Our executive compensation philosophy has the following objectives:

1.     To establish a performance-based compensation structure which links both short-term and long-term compensation to business results;

2.     To provide competitive compensation opportunities in the marketplace in which we conduct our businesses in order to attract, retain and motivate top caliber executives;

3.     To provide the opportunity to earn greater levels of compensation if superior operating performance and shareholder returns are achieved;

4.     To design incentives that balance the need to meet or exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns and

5.     To provide clear and measurable objectives for executive performance.

We strive to link executive compensation to the performance of the Company. For example, the short-term incentive program awards incentives on the basis of performance over a one-year period and is tied directly to operating performance. Similarly, the long-term incentive program (“LTIP”) may include grants of stock options, restricted stock and performance-based restricted stock, performance-based restricted stock units (“RSUs”), and a cash LTIP which are tied to specific performance goals. At the beginning of each fiscal year, the committee identifies performance metrics; establishes thresholds, targets and maximums and determines weightings for each of the corporate, business unit and individual goals.

Our compensation program for NEOs is designed so that a significant portion of their total compensation will be delivered in the form of variable annual cash incentives and long-term incentives subject to Company, business unit and individual performance. In setting each compensation element, the committee evaluates both the external market data provided by its consultant and internal pay equity considerations.

The Company attempts to create a compensation program for NEOs that delivers total compensation between the median and 75th percentile of companies in our Compensation Peer Group (“Peer Group”). The Peer Group includes each of the companies in our SEC peer group for fiscal 2010 (Belo Corp.; Gannett Co., Inc.; The McGraw-Hill Companies, Inc.; Media General, Inc.; The E. W. Scripps Company and The Washington Post Company), plus the following companies: Clear Channel Communications, Inc.; Emmis Communications Corporation; Lee Enterprises, Incorporated; Martha Stewart Living Omnimedia, Inc.; PRIMEDIA Inc. and Sinclair Broadcast Group, Inc. The committee considers several factors before including companies in the Peer Group. Those factors include companies with similar product lines, similar business strategies, comparable revenues and comparable market capitalization. Due to the dynamics of the competitive marketplace, with companies being acquired, product lines divested and growth occurring through acquisitions, the committee periodically reviews the Peer Group and makes changes to account for these events. No changes were made to our Peer Group during this fiscal year.

The committee generally reviews salary survey data on an annual basis in addition to publicly filed Peer Group data prepared by Towers Watson. While we have used survey data in addition to Peer Group data to benchmark base salary for our NEOs in the past, this benchmarking process for base salary was not completed in fiscal 2010 because we did not adjust the NEOs’ base salaries due to the difficult and challenging business environment, except for Joseph Ceryanec whose base salary was adjusted pursuant to his employment agreement. However, Towers Watson did provide market analysis and survey data on long-term compensation trends which the committee reviewed to provide current information on market trends, but not as a benchmark, before setting long-term incentive compensation targets for the NEOs.

The Elements of Our Compensation Program

This section describes the elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including a rationale for the Company’s decision to include the items in the compensation program.

1.     Cash Compensation. Salary is included in our NEO compensation package because the committee believes it is appropriate that a portion of the compensation provided to NEOs be in a form that is fixed and appropriate for the basic skills and experience required for the position. Performance-based incentives are included in the package because they permit the committee to motivate our NEOs to pursue particular objectives the committee believes are consistent with the overall goals and strategic direction the Board has set for the Company. The components comprising the cash portion of total compensation are described further below.

A.    Base Salary. Base salary for NEOs is generally determined by the committee at its meeting in August. Changes in base salary on a year-over-year basis are dependent on the committee’s assessment of the Company, business unit and individual performance. The committee can set NEO salaries at the level it deems appropriate, unless a minimum salary has been specified in an employment agreement. In evaluating salaries, the committee is mindful of its overall goal to keep target cash compensation for its executive officers between the median and the 75th percentile of cash compensation paid by companies in our Peer Group. Cash compensation provided in the form of salary is generally less than the amount provided under our short- and long-term incentive programs, each of which is described below. This weighting reflects the committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to Company, business unit and individual performance goals.

B.    Short-Term Incentive Programs. The Amended and Restated Meredith Corporation 2004 Stock Incentive Plan (the “2004 Plan” or the “Plan”) provides the CEO and other executive officers with an annual non-equity incentive (the “Annual Bonus”), to attain established financial and overall performance targets. For fiscal 2010, the committee redesigned our Short-Term Incentive Program to include two discrete six-month performance periods which allowed for the setting of performance measures and goals during a period of volatile economic conditions. The first performance period was from July 1, 2009 through December 31, 2009 and the second period was from January 1, 2010 through June 30, 2010. The shorter performance periods provide the flexibility to adjust performance targets at the beginning of the second six-month period should economic factors improve or deteriorate. Certain other individual performance objectives continue to be set and evaluated on an annual basis. Participants must be employed on June 30, 2010 (unless other terms apply under their respective employment agreements) in order to be eligible for a payout for one or both of the performance periods. For fiscal 2010, 80% of the Annual Bonus target for each NEO was based on specific financial targets. The remaining 20% related to predetermined measurable and qualitative organizational objectives.

In determining target incentives, the committee considers several factors, including:

•	Financial and business-related goals which are key to our Company’s success;
•	The desire to ensure, as described above, that a substantial portion of total compensation is performance-based;
•	The relative importance in any given year of the long- and short-term performance goals;
•	The qualitative objectives set for NEOs;
•	The advice of the independent compensation consultant regarding compensation practices at other companies in the Peer Group and
•	The target amounts set and actual incentives paid in recent years.

For fiscal 2010, the annual incentive target and awards for our NEOs are shown in the following table:

	Target Award		Actual Award
Named Executive Officer	($)	% of Salary	($)	% of Target
Stephen M. Lacy	925,000	100%	2,098,697	227%
Joseph H. Ceryanec	270,000	60%	632,797	234%
John H. Griffin, Jr.	580,000	80%	1,256,301	217%
Paul A. Karpowicz	491,250	75%	1,080,085	220%
John S. Zieser	420,000	70%	964,821	230%

The annual incentive payout for the NEOs ranges from 50% of target if the minimum levels of performance are achieved, up to 250% of target for achieving or exceeding the maximum performance level.

In fiscal 2010 the individual performance objectives for the NEOs generally included the following depending upon each officer’s role in the Company:

•	Financial objectives – earnings per share (“EPS”), operating cash flow, EBITDA from acquisition activity, other cost saving initiatives, certain group financial measures;

•

Board or CEO evaluation of individual performance. Each NEO has a non-financial objective as a component of the annual short-term incentive plan. In determining the NEO’s performance for this objective, the committee considers several factors including the following:

	o	The impact the NEO had on developing and executing the Company’s business strategy and maximizing market share;
	o	Management of the business unit’s operating performance and expenses for the fiscal year;
	o	Execution against the Company’s strategic planning initiatives;
	o	Integration of subsidiaries and/or technologies to leverage products/services and enhance operating results across businesses.

Management, including the NEOs, develops preliminary recommendations based upon the business plan for performance goals and specific financial targets. The committee reviews management’s preliminary recommendations and establishes final goals. The committee strives to ensure that the incentive awards are consistent with the strategic goals set by the Board; that the goals are sufficiently ambitious to provide meaningful incentives and that amounts paid, assuming target levels of performance are attained, will be consistent with the overall NEO compensation philosophy established by the committee.

The Annual Bonus performance metrics for each of the two six-month performance periods in fiscal 2010 included EPS, corporate operating cash flow, group operating earnings and operating cash flow. The committee believes the use of these measurements provides the NEOs with an incentive that closely aligns their interests with overall Company and group performance.

Each NEO’s specific objectives are weighted according to the extent to which the executive is responsible for delivering results on those objectives. The weightings assigned to the objectives for each NEO for fiscal 2010 are shown in the table below.

Weightings Assigned in Fiscal 2010 to Each Performance Objective for the NEOs

Objective	Lacy	Ceryanec	Griffin	Karpowicz	Zieser
EPS	55%	45%	20%	20%	45%
Operating Cash Flow	25%	15%	5%	5%	15%
Group Operating Earnings			45%	45%
Group Operating Cash Flow			10%	10%
Development Contribution – EBITDA					20%
Debt Reduction		20%
Individual Performance	20%	20%	20%	20%	20%

The committee set the following goals for the period of July 1, 2009 through December 31, 2009:

	Threshold ($)	Target ($)	Maximum ($)
EPS	0.58	0.64	0.70
Corporate Group
Operating Cash Flow[1]	45.0 million	50.0 million	55.0 million
National Media Group
Operating Earnings	65.6 million	72.8 million	80.1 million
Operating Cash Flow[1]	58.5 million	65.0 million	71.5 million
Local Media Group
Operating Earnings	6.4 million	7.1 million	7.8 million
Operating Cash Flow[1]	7.2 million	8.0 million	8.8 million

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1       Operating cash flow for Annual Bonus target purposes is measured on a non-GAAP basis. The primary difference is that cash flow for bonuses is reduced by capital expenditures.

The committee set the following goals for the period of January 1, 2010 through June 30, 2010:

	Threshold ($)	Target ($)	Maximum ($)
EPS	1.12	1.22	1.32
Corporate Group
Operating Cash Flow[1]	81.0 million	95.0 million	109.0 million
National Media Group
Operating Earnings	80.8 million	89.8 million	98.8 million
Operating Cash Flow[1]	72.0 million	80.0 million	88.0 million
Local Media Group
Operating Earnings	19.8 million	24.8 million	29.7 million
Operating Cash Flow[1]	33.8 million	37.5 million	41.3 million

The committee set the following annual goals for the period of July 1, 2009 through June 30, 2010:

	Threshold ($)	Target ($)	Maximum ($)
Development Contribution	3.0 million	4.0 million	5.0 million
Debt Reduction	35.0 million	55.0 million	75.0 million

The committee, at its quarterly meetings, reviewed the progress of the NEOs toward meeting the quantitative goals established for the fiscal year and approved the final incentive awards for the CEO and each NEO at its August 2010 meeting. The results for the first six-month performance period of July 1, 2009 through December 31, 2009 were:

Objective	Target ($)	Actual ($)	Level Achieved
Corporate
EPS	0.64	0.83	Maximum
Operating Cash Flow	50.0 million	55.9 million	Maximum
National Media Group
Operating Earnings	72.8 million	75.8 million	Between Target and Maximum
Cash Flow	65.0 million	71.2 million	Between Target and Maximum
Local Media Group
Operating Earnings	7.1 million	19.5 million	Maximum
Cash Flow	8.0 million	9.7 million	Maximum

The results for the second six-month performance period of January 1, 2010 through June 30, 2010 were:

Objective	Target ($)	Actual ($)	Level Achieved
Corporate
EPS	1.22	1.40	Maximum
Operating Cash Flow	95.0 million	107.1 million	Between Target and Maximum
National Media Group
Operating Earnings	89.8 million	98.8 million	Maximum
Cash Flow	80.0 million	91.6 million	Maximum
Local Media Group
Operating Earnings	24.8 million	33.0 million	Maximum
Cash Flow	37.5 million	42.7 million	Maximum

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1       Operating cash flow for Annual Bonus target purposes is measured on a non-GAAP basis. The primary difference is that cash flow for bonuses is reduced by capital expenditures.

The results for the annual performance goals for the period of July 1, 2009 through June 30, 2010 were:

	Target ($)	Actual ($)	Level Achieved
Development Contribution	4.0 million	18.6 million	Maximum
Debt Reduction	55.0 million	80.0 million	Maximum

Additionally, each NEO had 20% of his Annual Bonus tied to individual performance objectives. Consistent with our pay-for-performance philosophy, the committee reviewed and approved individual performance results for each NEO. All NEOs were above target on their individual performance results.

2.     Long-Term Incentive Compensation. The committee strives to link executive compensation to performance by basing a substantial portion of compensation on long-term incentive awards. The committee has approved awards under the 2004 Plan in the form of stock options, time-based and performance-based restricted stock and RSUs and a cash LTIP. In fiscal 2010, NEOs received their long-term incentive awards in the form of stock options, time-based restricted stock and cash.

The committee determines the appropriate balance between cash and equity compensation each year. In making that assessment, the committee considers factors such as the relative merits of cash and each form of equity award as a device for retaining and incentivizing NEOs and the practices, as reported by the committee’s independent compensation consultant, of similar companies (including peers).

The committee believes that its current program for NEO compensation, in the form of cash versus equity, provides significant alignment with shareholders while also permitting the committee to incentivize the NEOs to pursue specific short- and long-term performance goals. In general, equity compensation ranges from 30 to 50% of the NEO’s total target compensation.

The types of LTIP awards that have been granted under the 2004 Plan are as follows:

A.    Stock Options. Stock options vest on the third anniversary of the grant date and have a ten-year term. All options are granted with an exercise price equal to at least the closing price of our common stock on the date of grant. Option repricing is expressly prohibited by the terms of the 2004 Plan. Based on an analysis conducted by Towers Watson in August 2009, the committee authorized a supplemental pool of stock options for the NEOs and other key executives to address concerns regarding employee engagement, motivation and retention in light of the then current environment and the fact that virtually all prior stock option grants were “underwater” (option exercise price greater than the market price). In aggregate, the supplemental stock option grant value was approximately equal to 30% of the fiscal year 2009 equity grant. The supplemental awards are also subject to three-year-cliff vesting.

B.    Restricted Stock.  Restrictions on restricted stock awards generally lapse on either the third or fifth anniversary of the grant date as determined by the committee. Recipients receive dividends and may vote restricted shares. Shares of restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions. Performance-based restricted stock was granted in August 2008 and the Company must achieve an average return on equity of 13% over the three-year performance period ending June 30, 2011 in order for the restrictions to lapse. If the required performance is not achieved, the award will be forfeited.

C.    RSUs.  RSUs were last granted in fiscal 2008, with performance goals based on the growth of the Company’s adjusted EPS for the three-fiscal-year period beginning on July 1, 2007 and ending on June 30, 2010. There was no payout on these awards because the actual cumulative EPS for the three-year performance period was $7.39 and a cumulative EPS of $11.51 was required to earn the threshold payout. The performance scale for the RSUs granted in August 2007 is shown below:

EPS Growth	Cumulative EPS ($)	% Earned	Performance Level
15%	13.37	115	Maximum
13%	12.91	100	Target
7%	11.51	50	Threshold

The RSUs would have converted to shares of common stock if the stated performance goals had been achieved. RSUs do not entitle the holders to vote the shares underlying the awards until the RSUs have vested and shares have been issued in respect of the RSUs. For more details on stock options, restricted stock and RSU awards, see “Grants of Plan-Based Awards” on page 23 of this Proxy Statement.

D.    Cash LTIP. The committee established a cash LTIP to further align the compensation structure of our NEOs with the goals and strategies of the organization. The performance criteria are a series of three 12-month periods with three-year-cliff vesting. Generally, any payouts earned during the three 12-month performance periods will not be paid until vesting is completed at the end of the third year. The committee approved EPS as the performance metric for the first 12-month period beginning July 1, 2009 through June 30, 2010. Additionally, the committee approved the following first 12-month period performance criteria and results:

FY2010	Minimum	Target	Maximum	Results
EPS	$1.55	$1.80	$2.05	$2.23
Payout %	50%	100%	150%	150%

Based on the first 12-month period cash LTIP performance, the NEOs accrued the following amounts:

	Lacy	Ceryanec	Griffin	Karpowicz	Zieser
1st Year Amount ($)	300,000	75,000	112,500	110,000	100,000

3.     Special One-Time Profit Sharing Contribution to 401(k) Plan. In August 2009, the committee approved making a special Company contribution of up to two percent of eligible compensation subject to the IRS Annual Compensation Limit ($245,000) into employees’ 401(k) accounts if the Company achieved certain operating profit objectives at the end of fiscal 2010 as shown in the table below. The program was designed to recognize all eligible employees for their continued efforts, dedication and results, and help employees rebuild their retirement assets.

Metric	Performance		Results
Operating Profit	Target	110% of Target	120%
Company Contribution*	1%	2%	2%

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*Applied to eligible compensation and subject to the IRS Annual Compensation Limit.

4.     Executive Stock Ownership Program. To further align executives’ interests with shareholders, NEOs are encouraged to own Meredith stock. An Executive Stock Ownership Program has been established by the committee to assist executives in achieving their ownership targets. Target levels for individual stock holdings are established by the committee for the participants in the program. The NEOs must attain the ownership requirements within a five-year period. Each participant is awarded restricted stock equal to 20% of his personal acquisitions of Meredith stock through grants, option exercises or purchases since the last day of the prior calendar year up to the established target. The incremental stock acquisitions must be maintained for a period of five years in order for the restrictions to lapse. The committee believes this program provides further incentives to the participants to focus on long-term Company performance and shareholder value.

At the August 2010 meeting, the Compensation Committee approved an increase in the number of shares that must be held by our executive officers to satisfy executive stock ownership guidelines. The Committee also modified the ownership guidelines to provide that shares of time-based restricted stock, both vested and unvested, count toward satisfying the target ownership requirements. The Committee determined these changes were appropriate based on a review of market practices conducted by Towers Watson. Each NEO has five years to achieve the new ownership target. The following table reflects each NEO’s current and new ownership requirements and attainment toward those requirements within the five-year time frame:

Participant	Target Ownership	Status	New Target Ownership*	New Status
Lacy	60,000	Met	120,000	Met
Ceryanec	20,000	On Target	50,000	On Target
Griffin	20,000	Met	50,000	Met
Karpowicz	20,000	On Target	50,000	On Target
Zieser	20,000	Met	50,000	Met

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*New Target Ownership is the lesser of: 120,000 shares or 5 times annual salary for the CEO; 50,000 shares or 3 times annual salary for all other NEOs.

In calendar year 2009, the following participants acquired Company stock and received restricted stock from the Company pursuant to the Executive Stock Ownership Program:

Participant	Shares Acquired	Restricted Shares Granted
Ceryanec	520	104
Karpowicz	1,271	254

5.     Perquisites. The NEOs receive various perquisites provided by or paid for by the Company. These perquisites include financial planning services, memberships in social and professional clubs, car allowances, matching contributions to 401(k) plans and premiums for life and disability insurance.

The Company provides perquisites to attract and retain executives in a competitive market. These perquisites also allow our NEOs to be effective in conducting day-to-day business by creating and maintaining important business relationships.

The committee reviews the perquisites provided to the NEOs on a regular basis to ensure that they continue to be appropriate in light of the committee’s overall goal of designing compensation programs for NEOs that maximize the interests of our shareholders.

6.     Deferred Compensation. The Deferred Compensation Plan (“DCP”) allows certain employees, including the NEOs, to defer receipt of salary and/or incentive payments. Amounts may be deferred into a cash account or as CSEs. The cash account earns interest at a rate equal to the lower of (i) the base rate charged by CitiBank, N.A. on corporate loans, which is also referred to as the “prime rate” or (ii) the Company’s Return on Shareholders’ Equity for the immediately preceding fiscal year, as further defined in the Company’s DCP. CSEs are not voted in shareholder meetings and dividends are reinvested. The Company does not “match” any deferred amounts.

Participants may defer up to 100% of base salary over $245,000 and 100% of incentive payments, provided total annual compensation exceeds $245,000 after deferrals.

The DCP is not funded by the Company and participants have an unsecured contractual commitment from the Company to pay the amounts due under the DCP. Such payments are distributed from the Company’s assets when they become due.

We also provide the opportunity to defer as CSEs, awards of restricted stock when they are earned and vested and awards of RSUs when they are earned and vested, subject to Section 409A regulations. Distributions are paid in accordance with the deferral election which offers varying deferral periods and payment in a lump sum or a series of annual installments following the end of the deferral period, subject to any legally required waiting period.

This benefit is provided because we wish to permit employees to defer their obligation to pay taxes on certain elements of compensation they are entitled to receive. The DCP permits them to do this while also receiving interest or dividends on deferred amounts, as described above. The provision of this benefit is important as a retention and recruitment tool because many, if not all, of the companies with which we compete for executive talent provide a similar plan to their senior employees.

Compensation Consultant

The Compensation Committee has authority under its charter to engage the services of outside advisors, experts and others to assist the committee. In accordance with this authority, the committee has retained an independent executive compensation consultant, Towers Watson, to advise the committee on all matters related to executive compensation. The consultant attended all committee meetings in fiscal 2010. From time to time, the compensation consultant may, upon the specific request of the Chair of the Compensation Committee, issue engagement letters for particular projects or assignments. Towers Watson’s services to the committee will be limited to those matters on which Towers Watson has specifically been engaged and may include executive compensation trends, equity grant philosophies and practices, tally sheet design and specific position competitive data.

The Compensation Committee first engaged Watson Wyatt & Company in July of 2006 to act as consultant to the committee. At that time, and for a substantial period of time prior to July 2006, the Company had engaged Towers Perrin to provide actuarial consulting services to the Company with respect to our qualified and nonqualified pension and employee benefit plans. On January 3, 2010 Towers Perrin completed a merger with Watson Wyatt & Company to create a company which is now known as Towers Watson & Co.

At its November 2009 meeting, the Compensation Committee decided to continue to retain Watson Wyatt & Company (now Towers Watson & Co.) as its compensation consultant. The decision to retain Towers Watson for executive compensation services was made by the committee without screening or recommendation by management. Towers Watson reports directly to the Compensation Committee for executive compensation services and the Compensation Committee has the authority to terminate Towers Watson with respect to such services.

The Company had a contract through June 30, 2011 with Towers Perrin (now Towers Watson & Co.) for actuarial services. The Company issued a Request For Proposal in early 2010 to several providers of actuarial services (including Towers Watson). As a result of that Request For Proposal, the Company has negotiated a new contract with Towers Watson for actuarial services.

From the date of the Watson Wyatt/Towers Perrin merger until the end of fiscal 2010, Meredith paid Towers Watson $43,294 for executive compensation consulting services and $152,203 for actuarial services for a total of $195,497.2

Treatment of Special Items

In determining performance goals and evaluating performance results, the committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business, to the extent permitted by governing law. The committee believes that the metrics for incentive compensation plans should be specific and objective, yet recognizes that interpretation of the application of pre-established metrics to results may be necessary from time to time for certain special items, such as changes in applicable accounting rules pursuant to accounting principles generally accepted in the United States of America (“GAAP”), changes in tax laws or applicable tax rates, acquisitions and divestitures, and special investments or expenditures in the Company’s operations. The committee did not exercise its discretion in setting management’s awards for fiscal 2010.

Tax Deductibility of Compensation – Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to each of its NEOs. The Company generally intends to comply with the requirements for full deductibility. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. Annual non-equity incentive compensation and stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee reserves the right to provide for compensation to the NEOs that may not be deductible, if it is determined to be in the best interests of the Company and its shareholders.

________________

2       Fees from January 3, 2010 through June 30, 2010.

Practices Regarding the Grant of Options

The committee has generally followed a practice of making option grants to its executive officers at its regular quarterly meeting in August. The August meeting date historically has occurred within four weeks of the issuance of the release reporting earnings for the previous fiscal year. The committee believes it is appropriate that annual awards be made at a time when material information regarding performance for the preceding year has been disclosed. Grants may be made at other times during the year in connection with promotions or as a tool to attract talent. We do not have any program, plan or practice to time annual option grants to our executives, directors or other employees in coordination with the release of material non-public information.

All option awards made to our non-employee directors, NEOs or any other employee in fiscal 2010 were made in accordance with the 2004 Plan. All options are granted with an exercise price equal to at least the fair market value of our common stock on the date of grant. Fair market value has been defined by the Compensation Committee to be the closing market price of our common stock on the date of grant. We do not have any program, plan or practice of awarding options with an exercise price other than the closing market price on the date of grant.

Post-Termination Compensation

1.     Severance Agreements. We have entered into Severance Agreements with each of the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated “Without Cause” or leaving employment for “Good Reason,” as these terms are defined in the Severance Agreement. Additional information regarding the Severance Agreements, including a definition of key terms and quantification of benefits that would have been received by our NEOs had termination occurred on June 30, 2010 is found under the heading, “Payment Obligations upon Termination Due to Change in Control” on page 33 of this Proxy Statement.

The committee believes that these Severance Agreements are an important part of overall compensation for our NEOs and that these agreements help secure the continued employment and dedication of our NEOs, notwithstanding any concern they might have regarding their own continued employment prior to or following a Change in Control. The committee also believes that these agreements are important as a recruitment and retention device, given the competitive market for executive talent.

2.     Retirement Income Plan, Replacement Plan and Supplemental Plan. We maintain separate qualified defined benefit plans for our union and non-union employees, as well as two nonqualified supplemental pension plans covering certain non-union employees. The NEOs are covered under the non-union plan (Retirement Income Plan), the Replacement Plan and the Supplemental Plan. The amount of annual earnings that may be considered in calculating benefits under the Retirement Income Plan is limited by law. For 2010, the annual limitation is $245,000. The Replacement Plan is an unfunded plan that provides an amount substantially equal to the difference between the amount that would have been payable under the Retirement Income Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the Retirement Income Plan.

The Supplemental Plan is an unfunded nonqualified plan. The purpose of the Supplemental Plan is to provide for NEOs the excess, if any, of the benefits they would have become entitled to under our prior defined benefit plan if it had continued in effect after August 31, 1989.

The committee believes that the Retirement Income Plan, Replacement Plan and Supplemental Plan serve a critically important role in the retention of our senior executives, as benefits thereunder increase each year that these executives remain with the Company. The plans thereby encourage our most senior executives to continue their work on behalf of the Company and our shareholders.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Meredith Corporation, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based upon such review and discussion, have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010.

COMPENSATION COMMITTEE Frederick B. Henry, Chair D. Mell Meredith Frazier Philip A. Marineau Elizabeth E. Tallett

NAMED EXECUTIVE OFFICER COMPENSATION

During fiscal 2010 Messrs. Lacy, Ceryanec, Griffin, Karpowicz and Zieser were employed pursuant to agreements with the Company. A more complete description of those agreements begins on page 27 of this Proxy Statement. The salary for each of the NEOs is set according to the terms of such employment agreement or at the discretion of the Compensation Committee.

Each NEO is entitled to participate in all employee benefit plans maintained by the Company, including the 2004 Plan. In addition, customary perquisites are provided to each of the NEOs.

Many elements affect the change in the pension value from year to year, including age, years of service, pay increase, annuity conversion rate change and/or discount rate change. Specifically, the change in the assumed annuity conversion rate may produce unexpected changes from year to year. This year the annuity conversion rate decreased from 5.75% to 4.50% from 2009 to 2010, which caused the pension values to increase.

Summary Compensation Table for Fiscal Year 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen M. Lacy, Chairman and CEO	2010	925,000	0	915,200	1,326,381	2,398,697	1,504,532	44,891	7,114,701
	2009	925,000	0	753,619	1,290,400	850,000	613,748	51,729	4,484,496
	2008	850,000	0	634,459	1,680,984	531,250	636,403	51,229	4,384,325

Joseph H. Ceryanec, VP - Chief Financial Officer (6)	2010	450,000	50,000	232,022	448,443	707,797	50,494	203,549	2,142,305
	2009	276,924	50,000	145,725	166,425	258,700	0	18,700	916,474

John H. Griffin, Jr., President - National Media Group	2010	725,000	75,000	248,820	587,397	1,256,301	764,188	19,332	3,676,038
	2009	725,000	75,000	456,533	387,120	365,269	248,601	43,924	2,301,377
	2008	677,077	75,000	1,655,655	420,246	382,500	142,024	26,909	3,379,411

Paul A. Karpowicz, President - Local Media Group	2010	655,000	0	236,669	524,237	1,190,085	369,031	41,742	3,016,764
	2009	655,000	0	483,149	361,312	267,486	174,562	33,312	1,974,821
	2008	625,000	0	1,621,148	420,246	235,000	188,527	40,741	3,130,662

John S. Zieser, Chief Development Officer, General Counsel	2010	600,000	0	248,820	473,708	1,064,821	672,089	35,221	3,094,659
	2009	600,000	0	362,452	335,504	417,270	219,431	33,939	1,968,596
	2008	545,000	0	458,150	280,164	380,000	193,862	36,556	1,893,732

________________

(1)	Stock awards are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(2)	Option awards in this column are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(3)

Included in this column for all officers except Mr. Griffin is the award earned during the first 12-month performance period of the three-year Cash LTIP. All awards were earned at the maximum level because the Company exceeded the maximum level for EPS as established by the committee in August 2009. The earned award will be held until vesting on June 30, 2012 subject to continued employment. The awards earned are as follows: Lacy, $300,000; Ceryanec, $75,000; Karpowicz, $110,000 and Zieser, $100,000. Mr. Griffin resigned effective August 6, 2010 and forfeited his award.

(4)

The amounts shown in this column represent the change in pension value measured from June 30, 2009 to June 30, 2010. The following assumptions were used to calculate the prior year’s present values: Measurement date – June 30, 2009; discount rate – 5.75%; interest crediting rate – 4.75%; annuity conversion rate – 5.75%; annuity conversion mortality – 2009 IRS Prescribed 417(e)(3) Unisex; retirement age – 65; compensation and benefit limits – 2009 levels; salary increases – none; pre-retirement decrements – none. The change in the assumed annuity conversion rate may produce unexpected changes from year to year. The annuity conversion rate decreased from 5.75% to 4.50% from 2009 to 2010, which caused the present values to increase.

(5)

Amounts in this column for fiscal 2010 include for Messrs. Lacy, Ceryanec, Griffin, Karpowicz and Zieser: Annual auto allowance less mileage reimbursed as business expenses; club membership dues; professional fees reimbursement for tax preparation and financial planning; Company contributions to 401(k) plan and life and disability insurance premiums. Amounts in this column for fiscal 2010 for Mr. Ceryanec also include costs related to the sale of Mr. Ceryanec’s home of $107,623 (including a loss on the sale); moving expenses of $24,810; temporary housing expense of $28,142; and a $2,942 gross-up for taxes associated with such relocation expenses.

(6)

Mr. Ceryanec’s employment began October 20, 2008 with an annual base salary of $400,000. The salary shown for 2009 is prorated. Pursuant to his employment agreement, Mr. Ceryanec’s salary increased to $450,000 effective July 1, 2009.

Awards

The Grants of Plan-Based Awards table provides additional detail about the equity and non-equity awards shown in the Summary Compensation Table. The committee granted awards during fiscal 2010 as shown in the table below to each of the NEOs pursuant to the 2004 Plan. The January 30, 2010 awards of restricted stock were made subject to the Executive Stock Ownership Program which is described in detail on page 17 of this Proxy Statement.

In addition, restricted stock, which will vest in its entirety on the third anniversary of the grant date, was awarded by the committee on August 11, 2009. The committee also granted options on August 11, 2009 to each of our NEOs. Each option granted will become exercisable in its entirety on the third anniversary of the grant date. For additional information on equity awards, please see the “Equity Compensation” section in the Compensation Discussion and Analysis.

At the beginning of fiscal 2010, the committee established potential non-equity incentive awards for each of the NEOs under the 2004 Plan. The amount of the incentive for each NEO was tied to specific financial and individual performance targets established by the committee. The incentives earned by the NEOs are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table above.

Grants of Plan-Based Awards for Fiscal Year 2010

					All Other Stock Awards: Number of Shares of Stock or Units (3)(4)	All Other Option Awards: Number of Securities Underlying Options (5)	Exercise or Base Price of Option Awards ($/Sh.) (6)	Grant Date Fair Value of Stock and Option Awards ($) (7)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)
		Threshold ($)	Target ($)	Maximum ($)
Lacy		462,500	925,000	2,312,500
		300,000	600,000	900,000
	8/11/2009					210,000	28.60	1,326,381
	8/11/2009				32,000			915,200
Ceryanec		135,000	270,000	675,000
		75,000	150,000	225,000
	8/11/2009					71,000	28.60	448,443
	8/11/2009				8,000			228,800
	1/30/2010				104			3,222
Griffin		290,000	580,000	1,450,000
		112,500	225,000	337,500
	8/11/2009					93,000	28.60	587,397
	8/11/2009				8,700			248,820
Karpowicz		245,625	491,250	1,228,125
		110,000	220,000	330,000
	8/11/2009					83,000	28.60	524,237
	8/11/2009				8,000			228,800
	1/30/2010				254			7,869
Zieser		210,000	420,000	1,050,000
		100,000	200,000	300,000
	8/11/2009					75,000	28.60	473,707
	8/11/2009				8,700			248,820

________________

(1)

The amounts shown on the first line for each executive officer are the threshold, target and maximum annual non-equity incentive awards that could be earned during the year ended June 30, 2010. The amounts of the awards were determined by the Compensation Committee based on the level achieved with respect to each NEO’s individual incentive plan and reported in the Summary Compensation Table, above. Individual incentive plans may include EPS, Operating Cash Flow, Group Operating Cash Flow or other measurements.

(2)

The amounts shown on the second line for each executive officer are the threshold, target and maximum Cash LTIP awards that can be earned if certain performance conditions are met over three separate 12-month performance periods. Any payouts earned during any of the 12-month performance periods will be paid out at the end of the three-year-cliff vesting period.

(3)	The August 11, 2009 grants of restricted stock shown in this column will vest in full on the third anniversary of the grant date. Dividends at the normal rate are paid on shares of restricted stock.
(4)

The January 30, 2010 grants of restricted stock to Messrs. Ceryanec and Karpowicz were awarded under the Executive Stock Ownership Program which was designed to encourage increased Company stock holdings by executives. Target levels of individual stock holdings are established by the committee for participants in the program. Each participant receives an annual award of restricted stock equal to 20% of his or her personal acquisition of Company stock during the preceding calendar year. The incremental stock holdings must be maintained for a period of five years in order for the restrictions to lapse. The shares awarded are subject to forfeiture prior to vesting which occurs on the fifth anniversary of the date of grant. Dividends at the normal rate are paid on shares of restricted stock.

(5)	Options listed in this column will vest 100% on the third anniversary of the grant date and will expire on the tenth anniversary of the grant.
(6)	The exercise price equals the NYSE closing price per share on the date of grant.
(7)

The value of restricted stock awards is based on the fair market value of the Company’s common stock on the date of grant. The estimated value of options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 10 (Common Stock and Share-Based Compensation Plans) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended June 30, 2010.

The following table discloses outstanding equity awards as of June 30, 2010 for each NEO.

Outstanding Equity Awards at Fiscal Year-End 2010

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(6)
Lacy	08/08/2001	50,000		34.800	08/08/2010
	08/13/2002	60,000		39.050	08/13/2012
	08/12/2003	140,000		46.165	08/12/2013
	08/10/2004	90,000		49.970	08/10/2014
	08/09/2005	53,333		49.100	08/09/2015
	01/28/2006					2,112	65,747
	08/08/2006	106,000		46.210	08/08/2016
	01/27/2007					770	23,970
	08/07/2007		120,000	53.900	08/07/2017
	02/02/2008					2,025	63,038
	08/12/2008		250,000	29.230	08/12/2018			25,000	778,250
	01/31/2009					1,432	44,578
	08/11/2009		210,000	28.600	08/11/2019	32,000	996,160
Ceryanec	10/20/2008		50,000	19.430	10/20/2018	7,500	233,475
	08/11/2009		71,000	28.600	08/11/2019	8,000	249,040
	01/30/2010					104	3,238
Griffin	08/10/2004	40,000		49.970	08/10/2014
	08/09/2005	26,667		49.100	08/09/2015
	01/28/2006					472	14,693
	08/08/2006	30,000		46.210	08/08/2016
	01/27/2007					1,014	31,566
	08/07/2007		30,000	53.900	08/07/2017	25,000	778,250
	02/02/2008					820	25,527
	08/12/2008		75,000	29.230	08/12/2018	2,300	71,599	12,500	389,125
	01/31/2009					1,494	46,508
	08/11/2009		93,000	28.600	08/11/2019	8,700	270,831
Karpowicz	02/14/2005	40,000		47.560	02/14/2015
	01/28/2006					886	27,581
	08/08/2006	30,000		46.210	08/08/2016
	01/27/2007					467	14,538
	08/07/2007		30,000	53.900	08/07/2017	25,000	778,250
	02/02/2008					88	2,739
	08/12/2008		70,000	29.230	08/12/2018	3,950	122,964	12,500	389,125
	01/31/2009					145	4,514
	08/11/2009		83,000	28.600	08/11/2019	8,000	249,040
	01/30/2010					254	7,907
Zieser	08/08/2001	22,500		34.800	08/08/2011
	08/13/2002	25,000		39.050	08/13/2012
	08/12/2003	60,000		46.165	08/12/2013
	08/10/2004	40,000		49.970	08/10/2014
	08/09/2005	20,000		49.100	08/09/2015
	08/08/2006	20,000		46.210	08/08/2016
	08/07/2007		20,000	53.900	08/07/2017	5,000	155,650
	08/12/2008		65,000	29.230	08/12/2018	2,400	74,712	10,000	311,300
	08/11/2009		75,000	28.600	08/11/2019	8,700	270,831

________________

(1)

All options granted before August 12, 2003 vested ratably on the first three anniversaries of the grant date. Options granted on or after August 12, 2003 vested or will vest 100% on the third anniversary of the grant date.

(2)

The exercise price for option grants prior to July 1, 2006 is equal to the average of the high and low prices on the date of grant. The exercise price for options granted after July 1, 2006 is equal to the NYSE closing price per share on the date of grant.

(3)

In this column: Restricted stock awarded to Mr. Zieser on August 7, 2007 vested on August 7, 2010; restricted stock awarded to Messrs. Karpowicz and Zieser on August 12, 2008 will vest on August 12, 2011; restricted stock awarded to Messrs. Lacy, Ceryanec and Karpowicz on August 11, 2009 will vest on August 11, 2012. All other restricted stock awards listed in this column will vest five years after the date of grant. All unvested restricted stock awarded to Mr. Griffin was forfeited upon his resignation on August 6, 2010.

(4)	Calculated at the NYSE closing price of the Company’s common stock on June 30, 2010, the last trading day of the fiscal year ($31.13).
(5)

Restricted stock awarded on August 12, 2008 will vest on August 12, 2011 if certain performance levels are maintained throughout the performance period. If the performance requirements are not met, no shares will be awarded. Mr. Griffin’s award was forfeited upon his resignation on August 6, 2010.

(6)	The market value of shares of unvested restricted stock has been calculated using the NYSE closing price of the Company’s common stock on June 30, 2010 ($31.13).

The following table presents information on option exercises and vesting of stock for each of the NEOs during the fiscal year ended June 30, 2010.

Option Exercises and Stock Vested in Fiscal 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Lacy (3)	82,000	380,295	672	20,819
Ceryanec	0	0	0	0
Griffin	0	0	5,000	139,000
Karpowicz	0	0	10,000	300,000
Zieser (4)	30,000	162,525	413	12,795

________________

(1)

Value realized on exercise reflects the difference between the option exercise price and the market price at the time of exercise multiplied by the number of options exercised.

(2)

Value realized on vesting is computed by multiplying the closing price of the common stock on the date of vesting by the number of shares of restricted stock.

(3)

Mr. Lacy elected to defer the receipt of 672 shares of restricted stock upon vesting by converting the shares to CSEs to be held until January 29, 2015 or his retirement or other termination, whichever is later. The total amount deferred was $20,819.

(4)

Mr. Zieser elected to defer the receipt of 423 shares upon vesting by converting the shares to CSEs to be held until January 29, 2015 or his retirement or other termination, whichever is later. The total amount deferred was $12,795.

Pension Benefits in Fiscal 2010

The following table shows on a plan-by-plan basis for each NEO: the number of years of credited service (rounded to the nearest whole number), the present value of the accumulated benefit and the value of any payments made during the fiscal year. The present values are generally based on the assumptions used for financial reporting purposes as of the Company’s most recent fiscal year-end measurement date. Exceptions include the retirement age, which is assumed to be the earliest unreduced age, and pre-retirement decrements, which are ignored. The following assumptions were used to calculate the present values in the table:

Measurement date	June 30, 2010
Discount rate	4.50%
Interest crediting rate	3.50%
Annuity conversion rate	4.50%
Annuity conversion mortality	2010 IRS Prescribed 417(e)(3) Unisex
Retirement age	65
Compensation and benefit limits	2010 levels
Salary increases	None
Pre-retirement decrements	None

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lacy	Employees’ Retirement Income Plan	13	157,071	0
	Replacement Benefit Plan	13	806,218	0
	Supplemental Benefit Plan	11	3,525,340	0

Ceryanec	Employees’ Retirement Income Plan	2	12,652	0
	Replacement Benefit Plan	2	0	0
	Supplemental Benefit Plan	1	37,842	0

Griffin	Employees’ Retirement Income Plan	12	116,365	0
	Replacement Benefit Plan	12	409,993	0
	Supplemental Benefit Plan	11	1,623,240	0

Karpowicz	Employees’ Retirement Income Plan	5	54,752	0
	Replacement Benefit Plan	5	175,727	0
	Supplemental Benefit Plan	4	724,581	0

Zieser	Employees’ Retirement Income Plan	12	132,508	0
	Replacement Benefit Plan	12	426,743	0
	Supplemental Benefit Plan	10	1,357,686	0

For a more complete description of the plans and their purposes, see page 20 of this Proxy Statement.

Nonqualified Deferred Compensation in Fiscal 2010

The following table discloses contributions, earnings and balances under each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each of the NEOs. Each deferral listed below was in the form of CSEs. Dividends are reinvested as additional CSEs. See page 18 of this Proxy Statement for additional information concerning deferred compensation. The aggregate balance was determined by multiplying the number of CSEs held on June 30, 2010 by $31.13, the closing price of the Company’s common stock on the NYSE on that date. Distributions are paid in accordance with the deferral election, which offers varying deferral periods and payment in lump sums or a series of annual installments following the end of the deferral period. All payments are also subject to Section 409A restrictions.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
Lacy	20,819(1)	41,247	0	1,445,872
Ceryanec	0	0	0	0
Griffin	0	3,321	0	115,582
Karpowicz	0	0	0	0
Zieser	12,795(2)	10,792	0	388,248

________________

(1)

$20,819 represents the conversion of 672 shares of restricted stock to CSEs upon vesting of the restricted stock. The CSEs will be converted to common stock and distributed on January 29, 2015 or upon Mr. Lacy’s retirement or other termination, whichever is later. The award was also reported in the Summary Compensation Table for fiscal 2005.

(2)

$12,795 represents the conversion of 413 shares of restricted stock to CSEs upon vesting of the restricted stock. The CSEs will be converted to common stock and distributed on January 29, 2015 or upon Mr. Zieser’s retirement or other termination, whichever is later. The award was also reported in the Summary Compensation Table for fiscal 2005.

Potential Payments upon Termination

Employment and Other Agreements

The Company has entered into employment agreements with each of the NEOs as summarized below. Each of the employment agreements described below provides for periods of nonsolicitation, non-compete and confidentiality following termination.

On December 30, 2008 the Company entered into amendments to each employment agreement. Those amendments conform to the requirements of Section 409A of the Tax Code and all payouts described below shall be subject to the terms of Section 409A. The amendments provide for the delay of any payment or benefit provided by the employment agreement if such amount or benefit would be subject to or incur additional tax, and further, that any such deferred payment shall be accumulated and paid in a single lump sum, together with interest compounded annually for the period of the delay, on the earliest date on which such payment can be made without incurring any additional tax.

1.     Lacy Employment Agreement. The Company entered into an agreement with Mr. Lacy which became effective July 1, 2006, the date he became President and Chief Executive Officer of the Company, and continued in effect through June 30, 2009. An amendment which was entered into as of November 4, 2009 extended the term of the agreement through June 30, 2013, subject to automatic renewal for subsequent one-year terms. The amended agreement provides that Mr. Lacy’s minimum annual base salary shall be $810,000 and may be increased at the discretion of the Compensation Committee. Mr. Lacy is a participant in the 2004 Plan or successor plans, the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan. Mr. Lacy’s target Annual Bonus under the 2004 Plan will not be less than 100% of his base salary. The agreement also provides for payment to Mr. Lacy in the event his employment is terminated for various reasons as follows:

A.    If his employment were terminated because of death, his base salary would be paid to the legal representative of his estate in substantially equal installments until the end of the month of the first anniversary of his death; any Annual Bonus as determined by the Compensation Committee would be prorated to the date of death; all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.    In the event of termination due to “Disability,” Mr. Lacy would receive 100% of his base salary for the first twelve months following such termination, 75% of his base salary for the next twelve months and 50% of his base salary for the remaining period of the current term. Mr. Lacy would receive his target Annual Bonus for the initial year in which the Disability occurs. In addition, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.    In the event of termination “Without Cause,” or due to “Failure to Re-Elect as CEO or Director,” Mr. Lacy would be entitled to receive a lump sum payment, within the Short-Term Deferral Period as defined in the agreement, equal to the greater of 200% of his base salary through the end of the current term or 24 months of 200% of his current base salary. Mr. Lacy would also be eligible for post-retirement welfare benefits which would commence after June 30, 2010; therefore, the value of those benefits for fiscal 2010 would be zero. In addition, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

D.    In the event of termination for “Cause,” Mr. Lacy would receive his base salary through the date of termination and any Annual Bonus under the 2004 Plan would be prorated to the date of termination. All equity awards subject to restriction would be forfeited.

E.    Because he is “Retirement Eligible” under the Company’s retirement policy for all employees, any voluntary resignation would be considered a retirement. Mr. Lacy would receive his current base salary through the date of termination and his Annual Bonus would be prorated for the fiscal year in which the termination occurred. He would also be a participant in the retiree welfare plan. In addition, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Lacy if his employment had been terminated as of June 30, 2010 under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	5,550,000	2,081,250	925,000
Earned but unpaid Annual Bonus (1)	2,098,697	2,098,697	0	0	2,098,697
Payment of target Annual Bonus	N/A	N/A	N/A	925,000	N/A
Continued health/welfare benefits (2) (3)	N/A	1,740	96,494	N/A	N/A
Pension benefit (lump sum) (4)(5)	3,866,039	3,866,039	3,866,039	0	1,743,556
Immediate vesting of stock options (6)	N/A	1,006,300	1,006,300	1,006,300	1,006,300
Immediate vesting of restricted stock (7)	N/A	1,193,493	1,193,493	1,971,743	1,971,743

________________

(1)	The amount due, if any, is the amount of the Annual Bonus set by the Compensation Committee at its August meeting.
(2)

Mr. Lacy’s employment agreement requires that the Company provide continued benefits to him and his eligible dependents in the event of termination “Without Cause” through the end of the remaining term of the agreement which would be June 30, 2013.

(3)	Because Mr. Lacy is retirement eligible (age 55 with ten or more years of service) he would be able to participate in the retiree welfare plan.
(4)

Mr. Lacy’s employment agreement also provides that if his employment is terminated voluntarily due to a substantial change in his position, duties or responsibilities, his retirement benefits will be accelerated as if the termination were “Without Cause.”

(5)	Disabled employees are considered active participants in all retirement plans.
(6)	Reflects the benefit of the immediate vesting of stock options.
(7)	Reflects the benefit of the immediate vesting of restricted stock under the terms of the award agreements.

2.     Ceryanec Employment Agreement. The Company entered into an agreement with Mr. Ceryanec which became effective October 20, 2008, the date he became Vice President-Chief Financial Officer of the Company. The agreement, as amended on December 30, 2008, provided for an increase in Mr. Ceryanec’s annual base salary from $400,000 to $450,000 effective July 1, 2009. Any increase in base salary for subsequent years will be determined by the Compensation Committee. The employment agreement also provided a one-time signing bonus of $100,000, one-half to be paid within 30 days of signing and one-half to be paid within 30 days after Mr. Ceryanec moved his permanent residence to a location within the Des Moines metropolitan area. In addition, the agreement provided for the reimbursement of certain other relocation expenses. Mr. Ceryanec is a participant in the 2004 Plan or successor plans, the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan. Beginning with fiscal 2010, Mr. Ceryanec’s target Annual Bonus will be 60% of base salary. The agreement also provides for payment to Mr. Ceryanec in the event his employment is terminated for various reasons as follows:

A.    If his employment were terminated because of death, his base salary would be paid through the last day of the month in which his death occurred; any Annual Bonus earned under the 2004 Plan would be prorated for the fiscal year; all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.    In the event of termination due to “Disability,” base salary would be paid through the last day of the month in which written notice of termination was given and any Annual Bonus earned under the 2004 Plan would be prorated to the date of termination. In addition, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.    In the event of termination “Without Cause,” Mr. Ceryanec would receive his base salary for a period of twelve months following the date of termination and any Annual Bonus earned under the 2004 Plan would be prorated.

D.    In the event of termination for “Cause,” Mr. Ceryanec would receive only his base salary through the date on which notice of termination was given. Any Annual Bonus and all equity awards subject to restriction would be forfeited.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Ceryanec if his employment had been terminated as of June 30, 2010 under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	450,000	N/A	N/A
Earned but unpaid Annual Bonus (1)	N/A	N/A	632,797	632,797	632,797
Pension benefit (lump sum) (2)	0	0	0	0	14,732
Immediate vesting of stock options (3)	N/A	N/A	764,630	764,630	764,630
Immediate vesting of restricted stock (4)	N/A	N/A	485,753	485,753	485,753

________________

(1)	The amount due, if any, is the amount of the Annual Bonus set by the Compensation Committee at its August meeting.
(2)	Disabled employees are considered active participants in all retirement plans.
(3)	Reflects the benefit of the immediate vesting of all outstanding stock options.
(4)	Reflects the benefit of the immediate vesting of restricted stock.

3.     Griffin Employment Agreement. The Company entered into an employment agreement with Mr. Griffin effective March 6, 2008 for an initial term ending June 30, 2011. The agreement provided for automatic renewal for subsequent one-year terms unless written notice were given by either party. The agreement, as amended on December 30, 2008, provided that Mr. Griffin’s minimum annual base salary would be $725,000 and his target Annual Bonus would be not less than 80% of annual base salary. The committee chose not to increase Mr. Griffin’s base salary for fiscal 2010. Base salary and Annual Bonuses for subsequent years would be determined under applicable management performance programs administered by the Compensation Committee. In addition, Mr. Griffin was also entitled to an annual payment of $75,000 in connection with his continuing employment with the Company (“Stay Bonus”). Mr. Griffin was also a participant in the 2004 Plan, the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan. The agreement provided for payment to Mr. Griffin in the event his employment was terminated for various reasons as follows:

A.    In the case of termination due to his death, all restricted stock would vest; all stock options would vest and remain exercisable for their full unexpired term; his base salary and Stay Bonus would be paid until the end of the month of the first anniversary of his death (but not beyond June 30, 2011), and any Annual Bonus earned under the 2004 Plan would be prorated to the date of death.

B.    In the event of termination due to “Disability,” Mr. Griffin would have received his base salary at the lesser of: 100% for the first twelve months or to the end of the current term. Mr. Griffin would also have received his Stay Bonus and his target Annual Bonus for the fiscal year in which the Disability first occurred. In addition, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.    In the event of termination “Without Cause,” Mr. Griffin would have been entitled to receive a lump sum payment within the Short Term Deferral Period as defined in the agreement, equal to the greater of 180% of his base salary and Stay Bonus through the end of the current term of the agreement, or a total of 21 months of 180% of his current base salary and Stay Bonus. In addition, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

D.    In the event of termination for “Cause,” Mr. Griffin would have received his base salary and Stay Bonus only through the date of termination. All equity awards subject to restriction would have been forfeited.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Griffin if his employment had been terminated as of June 30, 2010 under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	2,283,750	725,000	725,000
Payment of annual Stay Bonus	N/A	N/A	236,250	75,000	75,000
Earned but unpaid Annual Bonus	N/A	N/A	N/A	N/A	1,256,301
Payment of target Annual Bonus	N/A	N/A	N/A	580,000	N/A
Continued health/welfare benefits (1)	N/A	N/A	16,165	N/A	N/A
Pension benefit (lump sum) (2)(3)	134,527	134,527	1,724,785	0	134,527
Immediate vesting of stock options (4)	N/A	N/A	377,790	377,790	377,790
Immediate vesting of restricted stock (5)	N/A	N/A	1,238,974	1,628,099	1,628,099

________________

(1)

Mr. Griffin’s employment agreement required that the Company provide continued benefits to him and his eligible dependents in the event of termination “Without Cause” through the end of the remaining term of the agreement (June 30, 2011).

(2)

In the event of termination “Without Cause,” Mr. Griffin would have been presumed to have met eligibility requirements specified in Section 2.4 of the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan and entitled to the amounts that accrued under such plans through the date of termination.

(3)	Disabled employees are considered active participants in all retirement plans.
(4)	Reflects the benefit of the immediate vesting of all outstanding stock options.
(5)	Reflects the benefit of the immediate vesting of restricted stock under the terms of the award agreements.

Mr. Griffin resigned from the Company effective August 6, 2010. Mr. Griffin signed a Separation Agreement and Release in connection with his resignation. Under the terms of the agreement, Mr. Griffin received a lump sum payment of $1,256,301, less applicable withholding and deductions, in satisfaction of his fiscal 2010 Annual Bonus and an additional lump sum payment of $125,000, less applicable withholding and deductions. He was also paid his existing base pay and a pro rata share of the Stay Bonus through September 17, 2010 on a regular payday basis. Mr. Griffin forfeited all unvested restricted stock and unvested stock options when he left the Company. All other options were cancelled thirty days after his resignation.

4.     Karpowicz Employment Agreement. In February 2005 the Company entered into an employment agreement with Mr. Karpowicz. The agreement, as amended on December 30, 2008, provides for a minimum annual base salary of $550,000. The Compensation Committee chose not to increase his base salary for fiscal 2010. Mr. Karpowicz is eligible to participate in the 2004 Plan or successor plans and shall have a target Annual Bonus of 60% of base salary and a maximum Annual Bonus of 150% of base salary or as otherwise approved by the committee.

A.    In the event of termination due to death or “Disability,” Mr. Karpowicz or his estate would receive his base salary through the last day of the month in which such termination occurs, plus any Annual Bonus earned under the 2004 Plan, prorated to the date of termination. In addition, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.    In the event of termination for “Cause” or voluntary termination, Mr. Karpowicz would receive only his base salary through the date of termination. Any earned but unpaid Annual Bonus would be forfeited as would all equity awards subject to restriction.

C.    In the event of termination “Without Cause,” Mr. Karpowicz would be entitled to receive his base salary for a period of twelve months following the date of termination plus a proportionate share of any 2004 Plan Annual Bonus. In addition, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Karpowicz if his employment had been terminated as of June 30, 2010 under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	655,000	N/A	N/A
Earned but unpaid Annual Bonus	N/A	N/A	1,080,085	1,080,085	1,080,085
Pension benefit (lump sum) (1)	59,083	59,083	59,083	0	59,083
Immediate vesting of stock options (2)	N/A	N/A	342,990	342,990	342,990
Immediate vesting of restricted stock (3)	N/A	N/A	1,207,533	1,596,658	1,596,658

________________

(1)	Disabled employees are considered active participants in all retirement plans.
(2)	Reflects the benefit of the immediate vesting of all outstanding stock options.
(3)	Reflects the benefit of the immediate vesting of restricted stock under the terms of the award agreements.

5.     Zieser Employment Agreement. The Company entered into an agreement with Mr. Zieser which became effective August 12, 2008 and continues in effect through June 30, 2011. The term of employment will automatically renew for subsequent one-year terms unless written notice is given by either party. The agreement, as amended on December 30, 2008, provides for a minimum annual base salary of $600,000 with any increase in the base salary to be determined by the Compensation Committee. The committee chose not to increase Mr. Zieser’s base salary for fiscal 2010. Mr. Zieser is a participant in the 2004 Plan or successor plans, the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan. Mr. Zieser’s target Annual Bonus under the 2004 Plan will be no less than 70% of his base salary. The agreement also provides for payment to Mr. Zieser in the event his employment is terminated for various reasons as follows:

A.    If his employment were terminated because of death, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option; his base salary would be paid in equal installments until the end of the month of the first anniversary of his death and any Annual Bonus earned under the 2004 Plan, as determined by the Compensation Committee at its meeting following the end of the fiscal year, would be prorated to the date of death.

B.    In the event of termination due to “Disability,” Mr. Zieser would receive his base salary at the lesser of: 100% for 12 months or to the end of the current term and his target Annual Bonus for the fiscal year in which the Disability occurred. In addition, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.    In the event of termination “Without Cause,” Mr. Zieser would be entitled to receive a lump sum payment within the Short-Term Deferral Period as defined in the agreement, equal to the greater of 170% of his current base salary through the end of the current term of the agreement or no less than a total of 18 months of 170% of his current base salary. In addition, all restricted stock would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

D.    In the event of voluntary termination or termination for “Cause,” Mr. Zieser would receive only his base salary through the date of termination. Any earned but unpaid Annual Bonus would be forfeited as would all equity awards subject to restriction.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Zieser if his employment had been terminated as of June 30, 2010 under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,530,000	600,000	600,000
Earned but unpaid Annual Bonus (1)	N/A	N/A	N/A	N/A	964,821
Payment of target Annual Bonus	N/A	N/A	N/A	420,000	N/A
Continued health/welfare benefits (2)	N/A	N/A	24,888	0	N/A
Pension benefit (lump sum) (3)(4)	151,723	151,723	151,723	N/A	151,723
Immediate vesting of stock options (5)	N/A	N/A	313,250	313,250	313,250
Immediate vesting of restricted stock (6)	N/A	N/A	501,193	812,493	812,493

________________

(1)	The amount due, if any, is the amount of the Annual Bonus set by the Compensation Committee at its August meeting.
(2)

In the event of termination “Without Cause,” the benefits would be continued through June 30, 2011. Mr. Zieser’s employment agreement also provides that if his employment is terminated prior to June 30, 2011 due to a substantial change in his position, duties or responsibilities, such termination shall be deemed to be termination “Without Cause.”

(3)

In the event of termination “Without Cause,” Mr. Zieser shall be presumed to have met eligibility requirements specified in Section 2.4 of the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.

(4)	Disabled employees are considered active participants in all retirement plans.
(5)	Reflects the benefit of the immediate vesting of all outstanding stock options.
(6)	Reflects the benefit of the immediate vesting of restricted stock under the terms of the award agreements.

Change in Control

The Company has entered into Amended and Restated Severance Agreements (“Agreements”) with each of the NEOs. The Agreements provide for a double trigger, namely a Change in Control of the Company and the termination of the officer within two years of such a Change in Control. The Agreements provide for payments and other benefits if the executive is terminated within two years of a Change in Control of the Company for any reason other than disability, mandatory retirement, “Cause” or voluntary termination other than for “Good Reason.” “Good Reason” includes an adverse substantial change in position, duties, responsibilities or status; a reduction in base salary; elimination of any benefit or incentive plan; relocation to a place more than 25 miles distant and other terms as more fully described in the Agreements. A Change in Control as defined in the Agreements is summarized briefly as follows:

1.     The acquisition by any person or entity of the beneficial ownership of more than 20% of either (a) the then outstanding common stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company;

2.     The directors who were incumbent at the time of the execution of the Agreement or their successors cease to constitute at least a majority of the Board (not including any director whose nomination or election occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board);

3.     The consummation of certain types of transactions including mergers and the sale of all, or substantially all, of the Company’s assets; or

4.     Approval by the shareholders of a complete liquidation or dissolution of the Company.

Payment Obligations upon Termination Due to Change in Control

The following table sets forth the payment obligations under the Agreements if the NEO’s employment is terminated as described above within two years of a Change in Control of the Company. The tables assume that the termination took place on June 30, 2010.

Obligation
NEO’s annual base salary times three (based upon the highest annual rate of salary earned by the NEO during the preceding 12-month period) (1)

Annual Bonus times three (higher of the target incentive for the year in which the termination occurs or the highest annual non-equity incentive paid in respect of the three fiscal years immediately prior to the year in which the Change in Control occurred) (1)

Any earned and due Annual Bonus payments (1)
Prorated Annual Bonus through the date of termination (1)
Accrued vacation pay (1)
Any compensation previously deferred (with accrued interest or earnings)
Retirement benefits (plus three years from the date of termination) (1) (2)
Annual matching contribution under the tax-qualified defined contribution plan times three, for each plan (1)
Continuation of medical, dental and life insurance for three years after the date of termination (3)
Continuation of short- and long-term disability for three years after the date of termination (3)
Continuation of all programs and perquisites for three years after the date of termination (3)
Gross-up payment for tax liabilities (4)
Immediate vesting of equity awards under stock plans

________________

(1)	These amounts are to be paid as a lump sum within five days of the date of termination out of the Company’s (or its successor’s) assets.
(2)	The retirement benefit is to be calculated as though the NEO is fully vested and has attained 36 additional months of age under the plans (but not to reduce the NEO’s life expectancy).
(3)

The benefits are to be continued for three years from the date of termination at the level in effect immediately prior to the Change in Control or the level in effect at the date of termination, whichever is most favorable to the NEO.

(4)	The Company may pay directly to the Internal Revenue Service or other taxing authority, for the benefit of the NEO.

1.     Base Salary. The Agreements provide for the lump sum payment of three times the NEO’s annual base salary. The following table sets forth the amount of such payments to each NEO.

Lacy	Ceryanec	Griffin	Karpowicz	Zieser
$2,775,000	$1,350,000	$2,175,000	$1,965,000	$1,800,000

2.     Annual Bonus. The Agreements provide for the lump sum payment of three times the Annual Bonus, as defined in the Agreements. The following table shows the amount of such payments to each NEO.

Lacy	Ceryanec	Griffin	Karpowicz	Zieser
$6,296,091	$1,898,391	$3,768,903	$3,240,255	$2,894,463

3.     Earned But Unpaid Annual Bonus. The Agreements provide for the lump sum payment of any previously earned and due Annual Bonus payments as defined in the Agreements. The following table shows the amount of such payments to each NEO.

Lacy	Ceryanec	Griffin	Karpowicz	Zieser
$2,098,697	$632,797	$1,256,301	$1,080,085	$964,821

4.     Prorated Annual Bonus. The Agreements provide for the lump sum payment of the Annual Bonus as defined in the Agreements pro rata to the date of termination. If termination due to Change in Control had occurred on June 30, 2010, there would be no Prorated Annual Bonus.

5.     Retiree Welfare Benefits. The Agreements provide for an additional three years of age and service to be added to each NEO’s post-retirement welfare benefits (including medical, dental and life). With the additional three years, Mr. Lacy would meet the age and service requirements to retire and participate in the retiree welfare plan. None of the other NEOs would meet the eligibility requirements. The terms of the Agreements provide that active welfare benefits would continue for three years and retiree welfare benefits would not commence until the three-year period is over. Therefore, the value of the retiree welfare benefits provided from July 1, 2010 through June 30, 2011 is zero.

6.     Pension Benefits. The Agreements provide for an additional three years of age and service to be added (without affecting the life expectancy) in calculating each NEO’s pension benefit in the event of a Change in Control. The following table shows the amount of such payments to each NEO.

Lacy	Ceryanec	Griffin	Karpowicz	Zieser
$6,745,498	$352,791	$2,713,356	$1,875,709	$2,454,590

7.     Continuation of Benefits and Perquisites. The Agreements provide that the NEO and his eligible dependents shall continue, to the extent permitted by law, to be covered by all NEO services, programs, perquisites and insurance plans or programs in effect in which the NEO participates immediately prior to the time of the Change in Control, for a period of 36 months after the NEO’s date of termination. The following table shows the present value cost to the Company for each of the NEOs for each of the benefits and perquisites.

Perquisite/Benefit	Lacy ($)	Ceryanec ($)	Griffin ($)	Karpowicz ($)	Zieser ($)
Matching contribution to tax-qualified defined contribution plan	28,969	28,969	28,969	28,969	28,969
Continuation of medical and dental insurance for 36 months	42,533	42,533	32,674	30,543	47,384
Continuation of group and NEO supplemental life insurance for 36 months	16,728	6,268	4,665	2,528	5,336
Continuation of short-term, long-term and NEO long-term disability for 36 months (1)	28,375	11,002	5,567	21,197	15,569
Continuation of professional fees reimbursement for 36 months (calculated at maximum)	29,780	29,780	29,780	29,780	29,780
Continuation of club dues and auto allowance for 36 months	54,640	41,908	42,495	54,966	48,843

________________

(1)

The Company self-insures for short-term disability for all employees. The plan limits the payout to 60% of eligible pay up to $15,000 per month for five months or a maximum payout of $75,000. Because no premium is paid, the present value assigned is $0.

8.     Gross-up Payments. The Agreements provide that the Company will provide to the NEO a “gross-up” payment to cover any excise taxes incurred under Section 4999 of the Internal Revenue Code, including all other income-related taxes. Under those circumstances, each NEO would be entitled to receive the following amounts.

Lacy	Ceryanec	Griffin	Karpowicz	Zieser
$8,958,098	$2,253,523	$4,843,428	$4,118,965	$3,930,348

9.     Immediate Vesting of All Restricted Stock, Stock Options and Performance-Based Awards. Upon termination due to a Change in Control, all restricted stock and stock options shall vest immediately and all performance awards shall be paid or delivered as if the performance goals had been fully achieved. Settlement of such awards as of June 30, 2010 would have resulted in payments of the following amounts:

Equity	Lacy	Ceryanec	Griffin	Karpowicz	Zieser
Restricted Stock	$1,971,743	$485,753	$1,628,099	$1,596,658	$812,493
Options	1,006,300	764,630	377,790	342,990	313,250

Execution of a release of claims is not a prerequisite to the receipt of payments under the Agreements. The Agreements do not include noncompete, nonsolicit, nondisparagement or confidentiality provisions. The NEO is under no obligation to seek other employment nor shall any compensation earned by the NEO reduce the amount of any payment provided for under the Agreements.

Components of Director Compensation

Employee directors receive no additional compensation for Board service. For fiscal 2010, the annual retainer for non-employee directors was $60,000. Committee chairs received an additional annual retainer of $10,000. Upon election to the Board, each new non-employee director may choose to receive either 1,200 shares of restricted stock which vest on the fifth anniversary of the date of the grant or 1,200 CSEs which, although fully vested, are paid out as common stock on a one-for-one basis only upon the director’s resignation or retirement from the Board. Non-employee directors have the opportunity to receive all or 50% of the annual retainer (including the committee chair retainer) in either restricted stock or CSEs having a value equal to 105% of the amount of the annual retainer converted. During fiscal 2010, three of nine non-employee directors elected to receive all or 50% of their retainer in the form of restricted stock or CSEs. Fees paid in equity are awarded on the date of the Annual Meeting. Cash fees are paid in quarterly installments in advance. The Company also reimburses directors for out-of-pocket expenses related to attendance at Board and committee meetings. In addition, each non-employee director annually receives, on the day after the Annual Meeting of Shareholders, an option to purchase 6,000 shares of Company common stock at an exercise price equal to the closing price on the date of the grant. The options become exercisable one-third per year over a three-year period beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date. The compensation paid to each non-employee director for fiscal 2010 is shown in the table below.

The Board adopted several changes to non-employee director compensation which are effective for fiscal 2011. The Board determined the changes were necessary because the total direct compensation paid to our directors has decreased in value over the past three years. An analysis of director compensation provided by the compensation consultant showed that the Company had fallen to the bottom quartile of the competitive market when compared to compensation practices of companies with comparable revenues. The changes approved by the Board include the following:

1.     Increase annual Board retainer to $75,000;

2.     Increase Committee Chair retainers as follows: $20,000 for Audit and Compensation Committees; $15,000 for Finance and Nominating/Governance Committees;

3.     Add committee member retainer of $10,000 and

4.     Annual equity grant equal in value on date of grant to $100,000 as follows: 50% in three-year-cliff nonqualified stock options and 50% in restricted stock with three-year-cliff vesting.

In addition, the Board increased the requirements for director stock ownership. Within five years, each non-employee director is expected to hold 7,500 shares of common stock or a number of shares of common stock equal to three times the value of the non-employee director compensation program, whichever is less. The value of the shares for ownership purposes will be determined using a 200-day average stock price.

Director Compensation for Fiscal 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (8)	Option Awards ($) (2) (8)	All Other Compensation ($)	Total ($)
Baum (3)	0	0	0	0	0
Coleman (4)	30,000	0	34,858	0	64,858
Craigie (5)	30,000	31,499	34,858	0	96,357
Drewes (4)	30,000	0	34,858	0	64,858
Frazier	70,000	0	34,858	0	104,858
Henry	70,000	0	34,858	0	104,858
Johnson (6)	10,000	62,997	34,858	0	107,855
Kerr (5) (7)	22,500	31,499	34,858	234,423	323,280
Londoner (3)	0	0	0	0	0
Marineau	70,000	0	34,858	0	104,858
Tallett	60,000	0	34,858	0	94,858

________________

(1)	Stock awards (including CSEs) are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.

(2)	Option awards are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(3)

Directors Baum and Londoner elected to receive 105% of their respective retainers for fiscal 2009 in the form of restricted stock which was awarded November 5, 2008. Therefore, they received no payments during fiscal 2010.

(4)

Dr. Coleman and Mr. Drewes received 105% of their fiscal 2009 retainer as restricted stock which was awarded on November 5, 2008. For fiscal 2010, they both elected to receive quarterly cash payments, which were paid on January 4 and April 1, 2010.

(5)	Messrs. Craigie and Kerr elected to receive 52.5% of their respective retainers in the form of CSEs with a grant date value of $31,499 on November 4, 2009.
(6)	Mr. Johnson was paid 105% of his Board retainer in CSEs with a grant date value of $62,998 on November 4, 2009 and his chair retainer in cash.
(7)

Under the terms of his consulting agreement, Mr. Kerr received consulting fees and certain perquisites through the date of his retirement on March 5, 2010. Included in the amount shown under “All Other Compensation,” are payments for the following: auto allowance, reimbursement of professional fees, Medicare supplement premium for Kerr and his spouse, prescription drug plan premium, dental plan premium for Kerr and his spouse, life insurance premium and consulting fees of $207,962.

(8)	As of June 30, 2010 each director held outstanding equity awards as shown in the table below.

Name	Options	Restricted Stock	CSEs
Baum	54,000	0	0
Coleman	46,000	0	7,762
Craigie	24,000	0	5,807
Drewes	18,000	5,375	0
Frazier	42,000	0	0
Henry	38,000	0	1,707
Johnson	60,000	0	19,670
Kerr (1)	1,019,000	0	0
Londoner	48,000	0	0
Marineau	60,000	1,046	4,185
Tallett	12,000	0	1,291

________________

(1)   Mr. Kerr received 995,000 of the options shown while he was an executive officer of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under regulations of the SEC, persons who have power to vote or to dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares listed in the table (excluding stock options that are presently exercisable or will become exercisable prior to October 30, 2010), after elimination of such duplication is 14,040,958 shares of common stock (approximately 38% of the outstanding common stock) and 8,557,788 shares of class B common stock (approximately 94% of the outstanding class B common stock).

Set forth below is information as of August 31, 2010 concerning security ownership by each person who is known to management to be the beneficial owner of more than 5% of any class of the Company’s voting securities and security ownership by directors and management.

		Common Stock Owned			Class B Common Stock Owned (1)
Name		Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class (2)	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class
a.	Beneficial owners of more than 5%
	Katherine C. Meredith (3) c/o Marilyn Dillivan 1716 Locust Street Des Moines, IA 50309-3023	19,200	92,412	11.42	4,484,144	92,412	50.49
	E. T. Meredith, IV (3) c/o Marilyn Dillivan 1716 Locust Street Des Moines, IA 50309-3023	0	92,412	6.02	1,546,545	692,412	24.70
	D. Mell Meredith Frazier, Director (3)(5)(13) 1716 Locust Street Des Moines, IA 50309-3023	32,305	92,412	5.91	1,467,866	692,412	23.83
	Anna K. Meredith Endowment Trust (6) 665 Locust Street Des Moines, IA 50304	0	0	1.62	0	600,000	6.62
	T. Rowe Price Associates, Inc. (7) 100 E. Pratt Street Baltimore, MD 21202	4,873,467	0	13.40	0	0	0
	Select Equity Group, Select Offshore Advisors, LLC and George S. Loening (8) 380 Lafayette Street, 6th Floor New York, NY 10003	2,474,976	0	6.84	0	0	0
	Ariel Investments, LLC (9) 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	2,085,375	0	5.80	0	0	0
	The Vanguard Group, Inc. (10) 100 Vanguard Blvd. Malvern, PA 19355	2,060,516	0	5.70	0	0	0
	Fiduciary Management, Inc. (11) 100 East Wisconsin Avenue Suite 2200 Milwaukee, WI 53202	1,899,965	0	5.26	0	0	0
b.	Directors, not listed above, including nominees and NEOs
	Joseph H. Ceryanec, VP-Chief Financial Officer (5) (16)	24,229	0	*	0	0	0
	Mary Sue Coleman, Director (12)(13)	44,215	0	*	0	0	0
	James R. Craigie, Director (12)(13)	19,807	0	*	0	0	0
	Alfred H. Drewes, Director (13)	11,375	0	*	0	0	0
	John H. Griffin, Jr., President- National Media Group (5)(16)	1,846	0	*	0	0	0
	Frederick B. Henry, Director (3)(12)(13)	56,107	118,844	1.47	0	366,821	4.05
	Joel W. Johnson, Director (12)(13)	75,274	0	*	0	0	0
	Paul A. Karpowicz, President- Local Media Group (4)(14)(15)(16)	173,062	5,876	*	0	0	0
	Stephen M. Lacy, Director, Chairman and Chief Executive Officer (4)(5)(14)(15)	771,263	2,600	2.09	0	0	0
	Philip A. Marineau, Director (3)(12)(13)	55,281	0	*	0	0	0
	Elizabeth E. Tallett, Director (12)(13)	5,791	0	*	0	0	0
	John S. Zieser, Chief Development Officer, General Counsel (4)(5)(14)(15)(16)	268,149	1,856	*	0	0	0
c.	All directors and NEOs as a group (3)(4)(5)(12)(13) (14)(15)(16)(17)[13 persons]	1,538,704	221,588	9.47	1,467,866	1,059,233	27.88

________________

*Less than 1%

(1)

Class B common stock is not transferable except to members of the family of the holder and certain other related entities. Class B common stock, however, is convertible, share for share, at any time into fully transferable common stock without the payment of any consideration. Holders of common stock are entitled to cast one vote for each share of common stock owned on the record date. Holders of Class B common stock are entitled to cast ten votes for each share owned on the record date.

(2)

Shares listed in the table under “Common Stock Owned” do not include shares of common stock deemed to be owned by the shareholder as a result of the shareholder’s ownership of class B common stock which is convertible, share for share, into common stock. However, the calculation of “% of Class” includes such shares deemed to be owned. If such shares were not included in the calculations, the common stock ownership percentages would be: Katherine C. Meredith, less than 1%; E. T. Meredith, IV, less than 1%; D. Mell Meredith Frazier, less than 1%; Anna K. Meredith Endowment Trust, 0%; Frederick B. Henry, 0%; the other individuals’ ownership percentages would be unchanged and the ownership percentage in (c) All directors and NEOs as a group would be 1.99%.

(3)	Includes shares owned by various trusts. The inclusion of these shares is not to be taken as an admission by the named shareholder of beneficial ownership of these shares for any other purpose.
(4)	Includes shares beneficially owned by spouses and relatives living in the same household with the named individuals and/or shares owned by family partnerships.
(5)

Includes shares held by Principal Life Insurance Company, as trustee under the Meredith Savings and Investment Plan for the benefit of certain participants, which shares are voted by the trustee at the direction of individual plan participants.

(6)

This is a charitable trust. Bankers Trust Company, Trustee, has sole voting power while the Endowment Board, composed of Bankers Trust Company; D. Mell Meredith Frazier; E. T. Meredith, IV; Quentin G. Heisler, Jr. and John D. Bloodgood, has dispositive power over the shares, acting by majority vote.

(7)

Information as of December 31, 2009 based on Schedule 13G/A filed with the SEC. These securities are owned by various individual and institutional investors (including T. Rowe Price Mid-Cap Value Fund, Inc. which owns 3,115,775 shares, representing 8.6% of the common shares outstanding) which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities. However, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(8)	Information as of December 31, 2009 based on Schedule 13G/A filed with the SEC.
(9)	Information as of December 31, 2009 based on Schedule 13G/A filed with the SEC.
(10)	Information as of December 31, 2009 based on Schedule 13G/A filed with the SEC.
(11)	Information as of December 31, 2009 based on Schedule 13G filed with the SEC.
(12)

Includes CSEs (rounded up to the nearest whole number) held by non-employee directors under the Meredith Corporation Stock Plan for Non-Employee Directors (the “2002 Plan”) as follows: Johnson, 19,670; Coleman, 7,762; Craigie, 5,807; Marineau, 4,185; Henry, 1,707 and Tallett, 1,291, for an aggregate total of 40,422 CSEs.

(13)

Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2010 by non-employee directors under the 2002 Plan as follows: Johnson, 48,000; Marineau, 48,000; Coleman, 34,000; Frazier, 30,000; Henry, 26,000; Craigie, 12,000; Drewes, 6,000 and Tallett, 2,000, for an aggregate total of 206,000.

(14)

Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2010 by executive officers under the Company’s Stock Incentive Plans as follows: Lacy, 619,333; Zieser, 207,500 and Karpowicz, 100,000, for an aggregate total of 926,833.

(15)	Includes CSEs held by executive officers under the Company’s Stock Incentive Plans as follows (rounded to the nearest whole number): Lacy, 46,446; Zieser, 12,472, for an aggregate total of 58,918.
(16)

Includes shares held by Morgan Stanley Smith Barney Stock Plan Services, as trustee under the Meredith Corporation Employee Stock Purchase Plan of 2002 for the benefit of certain officers, which shares are voted by the trustee at the direction of the individual plan participants.

(17)	Includes 1,132,833 shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2010 by the directors and officers as a group.

AUDIT COMMITTEE DISCLOSURE

Audit Committee Pre-Approval Policy

The Audit Committee has adopted policies and procedures for the approval and pre-approval of the audit, audit-related, tax and all other services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee pre-approved all audit, audit-related and permitted non-audit services provided by KPMG in fiscal 2010.

Service Fees Paid to Independent Registered Public Accounting Firm

The Company’s independent registered public accounting firm for the fiscal year ended June 30, 2010 was KPMG. Representatives of KPMG are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The following table sets forth information regarding fees for professional services rendered by KPMG with respect to fiscal 2010 and 2009.

	2010	2009
Audit Fees (1)	$775,000	$815,000
Audit-Related Fees (2)	24,100	38,600
Tax Fees (3)	4,185	1,020
All Other Fees (4)	0	1,500
Total Fees	$803,285	$856,120

________________

(1)

Represents fees for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2010 and June 30, 2009 and the review of the Company’s quarterly financial statements during such fiscal years.

(2)	Consists of the fees for audits of financial statements of certain employee benefit plans and assistance in the interpretation and implementation of accounting standards and regulations.
(3)	Consists of fees for tax services provided to the Company, including principally the review of tax returns and interpretive advice concerning tax laws.
(4)	Consists of fees for access to KPMG’s Internet Accounting Research web site.

The Audit Committee has advised the Company that it has determined that the non-audit services rendered by KPMG during the Company’s most recent fiscal year are compatible with maintaining the independence of such registered public accounting firm.

Report of the Audit Committee

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight of the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management and its independent registered public accounting firm.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2010 Annual Report to Shareholders. Management has confirmed to us that such financial statements:

1.     Have been prepared with integrity and objectivity and are the responsibility of management and

2.     Have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with KPMG the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of its audit of the Company’s financial statements, including with respect to:

1.     Their responsibility under generally accepted auditing standards;

2.     Significant accounting policies;

3.     Management judgment and estimates;

4.     Any significant audit adjustments;

5.     Any disagreements with management and

6.     Any difficulties encountered in performing the audit.

We have received from KPMG a letter providing the disclosures required by Public Company Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between KPMG and the Company that, in its professional judgment, may reasonably be thought to bear upon independence. KPMG has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based upon the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2010 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

The Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, KPMG audited management’s assessment of internal control over financial reporting and has issued a report thereon dated August 30, 2010. In that report KPMG states that in its opinion, the Company maintained effective control over financial reporting as of June 30, 2010.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving our recommendation to the Board of Directors, we have relied on:

1.     Management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and

2.     The report of the Company’s independent registered public accounting firm with respect to such financial statements.

AUDIT COMMITTEE Philip A. Marineau, Chair Mary Sue Coleman James R. Craigie Alfred H. Drewes

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011. Services provided to the Company and its subsidiaries by KPMG in fiscal year 2010 are described under “Service Fees Paid to Independent Registered Public Accounting Firm.”

We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance.

Vote Required

The affirmative vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions will have the same effect as a vote “Against” the proposal.

BOARD RECOMMENDATION

The Board of Directors recommends a vote “For” ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2011.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Equity Compensation Plans

The following table sets forth information with respect to the Company’s common stock that may be issued under all equity compensation plans of the Company in existence as of June 30, 2010. All of the equity compensation plans for which information is included in the following table have been approved by shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	6,021,279	$39.15	5,110,174
Equity compensation plans not approved by shareholders	None	N/A	None
Total	6,021,279	$39.15	5,110,174

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act requires that certain of the Company’s officers and directors and persons who own more than 10% of the Company’s outstanding stock file reports of ownership and changes in ownership with the SEC and NYSE. To the Company’s knowledge, based solely upon a review of copies of forms submitted to the Company during and with respect to the most recent fiscal year and on written representations from the Company’s directors and officers, all Section 16(a) filing requirements were complied with during the fiscal year ended June 30, 2010.

RELATED PERSON TRANSACTION POLICY AND PROCEDURES

The Company has established written policies and procedures (“Related Person Transaction Policy” or the “Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving Meredith and its subsidiaries and Related Persons (as defined below). This Policy supplements the Company’s other conflict of interest policies set forth in the Company’s Code of Business Conduct and Ethics and its other internal procedures. A summary description of the Related Person Transaction Policy is set forth below.

The objective of the Board in adopting this Policy is to assure that transactions between the Company and its subsidiaries and these persons are conducted in a manner that is fair to the Company and its shareholders and result in terms that are no more or less favorable to the Company than transactions between it and unaffiliated persons negotiating on an arm’s-length basis.

For purposes of the Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities (“5% Holder”) and members of their respective Immediate Family (as defined in the Policy).

The Policy provides that any proposed Transaction is to be promptly reported to the Company’s General Counsel and Chief Financial Officer. The Chief Financial Officer will assist in gathering information about the Transaction and present the information to the Audit Committee which is responsible for reviewing the Transaction. The Audit Committee will determine if the Transaction is a Related Person Transaction and approve, ratify or reject the Related Person Transaction. In approving, ratifying or rejecting a Related Person Transaction, the committee will consider such information as it deems important to conclude if the Transaction is fair to the Company.

The Company had no Related Person Transactions in fiscal 2010.

ANNUAL REPORT AND ADDITIONAL MATERIALS

Our 2010 Annual Report to Shareholders is being distributed with this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 may be obtained without charge upon written or oral request to Meredith Corporation, Attention: John S. Zieser, Secretary, 1716 Locust Street, Des Moines, Iowa 50309-3023, (515) 284-2786. Our Annual Report on Form 10-K is also available free of charge on www.meredith.com, along with our quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to all these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year a number of brokers with account holders who are the Company’s shareholders may be householding the Company’s proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from a shareholder’s broker that it will be householding communications to a shareholder’s address, householding will continue until a shareholder is notified otherwise or until a shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, the shareholder should notify his or her broker directly or direct his or her written request to: Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

How to Receive Future Proxy Statements and Annual Reports Online

To ensure you receive future Meredith Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail, registered shareholders may elect electronic delivery of future proxy materials and other shareholder communications simply by updating their shareholder account information either by phone at (877) 847-4696 or via Internet at www.idelivercommunications.com/proxy/mdp.

If you hold your shares in broker or nominee name and are not given an opportunity to consent to electronic delivery when you vote your shares online, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery.

If you do consent to Internet delivery, a notation will be made in your account. When future Proxy Statements and Annual Reports become available, you will receive an e-mail notice instructing you how to access them over the Internet.

SUBMITTING SHAREHOLDER PROPOSALS

Any shareholder wishing to include a proposal in the Company’s Proxy Statement and form of proxy for the 2011 Annual Meeting of Shareholders must submit the proposal so that it is received by the Company no later than May 27, 2011. The proposal should be addressed to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Pursuant to the Company’s Bylaws, any shareholder wishing to bring a proposal before the 2011 Annual Meeting of Shareholders (but whose proposal will not be included in the Company’s Proxy Statement), must deliver written notice of such proposal in accordance with the requirements of the Bylaws to the Secretary of the Company at the address specified above not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting. For 2011, such proposal must be received not earlier than the close of business on July 6, 2011 and not later than the close of business on August 5, 2011 and otherwise comply with the requirements of the Bylaws. If the date of the 2011 meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2010 Annual Meeting, different deadlines will apply.

Pursuant to the Company’s Bylaws, any shareholder wishing to propose a nominee for the Board of Directors must deliver written notice of such proposed nominee to the Secretary of the Company at the address specified above not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting. For 2011, written notice of such proposed nominee must be received not earlier than the close of business on July 6, 2011 and not later than the close of business on August 5, 2011 and otherwise comply with the requirements of the Bylaws. If the date of the 2011 Annual Meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2010 Annual Meeting, different deadlines will apply.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mdp Use the Internet to vote your proxy until 12:00 p.m. (CT) on November 2, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on November 2, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

 Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect four Class III directors for terms expiring in 2013, as provided in the Bylaws of the Company:

	01	Mary Sue Coleman	03	Joel W. Johnson	□	Vote FOR all nominees	□	Vote WITHHELD
	02	D. Mell Meredith Frazier	04	Stephen M. Lacy		(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2011.				□	For □	Against	□ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign and indicate changes below: □						Date

Signature(s) in box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

MEREDITH CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, November 3, 2010

10:00 a.m.

1716 Locust Street

Des Moines, Iowa 50309-3023

MEREDITH CORPORATION 1716 Locust Street Des Moines, Iowa 50309-3023	Common Stock	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 3, 2010.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Stephen M. Lacy, D. Mell Meredith Frazier and Frederick B. Henry, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Voting Instructions to Trustee of Meredith Corporation Employee Stock Purchase Plan of 2002 and/or Trustee of the Meredith Savings and Investment Plan

If you are a participant in the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan trustee(s) as to the voting of certain shares of Meredith Corporation common stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage-paid envelope. If your instructions are not received at least five days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted on certain matters in the discretion of the trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mdp Use the Internet to vote your proxy until 12:00 p.m. (CT) on November 2, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on November 2, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

 Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect four Class III directors for terms expiring in 2013, as provided in the Bylaws of the Company:

	01	Mary Sue Coleman	03	Joel W. Johnson	□	Vote FOR all nominees	□	Vote WITHHELD
	02	D. Mell Meredith Frazier	04	Stephen M. Lacy		(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2011.				□	For □	Against	□ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign and indicate changes below: □						Date

Signature(s) in box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

MEREDITH CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, November 3, 2010

10:00 a.m.

1716 Locust Street

Des Moines, Iowa 50309-3023

MEREDITH CORPORATION 1716 Locust Street Des Moines, Iowa 50309-3023	Class B Common Stock	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 3, 2010.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy you revoke all prior proxies and appoint Stephen M. Lacy, D. Mell Meredith Frazier and Frederick B. Henry, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Voting Instructions to Trustee of the Meredith Savings and Investment Plan

If you are a participant in the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan Trustee as to the voting of certain shares of Meredith Corporation class B common stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage-paid envelope. If your instructions are not received at least five days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted on certain matters in the discretion of the Trustee and in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

See reverse for voting instructions.